EXHIBIT 2.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

CRYOLIFE, INC.,

CL FALCON, INC.

and

CARDIOGENESIS CORPORATION

Dated as of April 14, 2011

i

Exhibit A          Form of Support Agreement
Exhibit B           Conditions to the Offer
Exhibit C           Articles of Incorporation
Exhibit D           Bylaws

INDEX OF DEFINED TERMS

Definition	Location
401(k) Plan	6.1(a)(ii)(G)
510(k)'s	4.11(c)
Acceptance Date	1.1(e)
Acceptable Confidentiality Agreement	6.2(h)(i)
Acquisition Proposal	6.2(h)(ii)
Action	4.10
Adverse Recommendation Change	6.2(e)
Affiliate	9.3(a)
Affiliate Transaction	4.25
Agreement	Preamble
Arrangements	6.12
Board Observer	1.4(b)
Book-Entry Shares	3.3(b)
Business Day	9.3(b)
California Secretary of State	2.3
Certificate of Merger	2.3
Certificates	3.3(b)
CGCL	2.1
Change of Recommendation	6.2(f)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Acquisition Agreement	6.2(e)
Company Benefit Agreement	9.3(c)
Company Board	Recitals
Company Board Recommendation	6.2(e)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Copyright	4.19(b)
Company Disclosure Letter	Article IV
Company IP	4.19(b)
Company Marks	4.19(b)
Company Patents	4.19(b)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(c)
Company Stock Option	3.2(b)
Company Stock Plans	3.2(b)
Company Stockholder Approval	4.4(a)
Company Stockholders' Meeting	6.3(b)
Compensation Committee	6.12
Confidentiality Agreement	6.4

Conflict Minerals	4.14(j)
Contract	4.5(a)
Control	9.3(d)
Copyrights	4.19(a)
Covered Securityholders	6.12
Dissenting Shares	3.5
Effective Time	2.3
Employment Compensation Agreement	6.12
Environmental Law	4.14(a)
Environmental Permit	4.14(a)
ERISA	4.12(a)
ERISA Affiliate	4.12(c)
ERISA Affiliate Plan	4.12(c)
ESPP	3.2(e)
Exchange Act	1.1(a)
Exchange Fund	3.3(a)
Excluded Party	6.2(h)(iii)
Expiration Date	1.1(c)
FDA	4.11(b)
FDA Laws	4.11(b)
Financial Advisor	4.26
Florida Act	2.1
Florida Certificate of Merger	2.3
Florida Secretary of State	2.3
Foreign Drug Laws	4.11(b)
GAAP	4.6(b)
Governmental Entity	4.5(b)
Hazardous Substances	4.14(a)
Indebtedness	6.1(a)(i)(G)
Independent Directors	1.4(d)
Initial Expiration Date	1.1(c)
Intellectual Property	4.19(a)
IRS	4.12(a)
Knowledge	9.3(e)
Law	4.5(a)
Leased Real Property	4.18(b)
Liability	9.3(f)
Liens	4.2(b)
Marks	4.19(a)
Material	9.3(g)
Material Adverse Effect	4.1(a)
Material Contracts	4.16(a)
Merger	Recitals
Merger Agreement	Exhibit B
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit B
No-Shop Period Start Date	6.2(b)
NYSE	1.1(c)(ii)
OFAC	4.11(f)

v

Offer	Recitals
Offer Amount	1.1(e)
Offer Conditions	1.1(b)
Offer Consideration	1.1(a)
Offer Documents	1.2
Original Agreement	Recitals
Original Offer	Recitals
Outside Date	1.1(c)(i)(B)
Owned Real Property	4.18(b)
Parent	Preamble
Parent Material Adverse Effect	5.1
Patents	4.19(a)
Paying Agent	3.3(a)
PBGC	4.12(c)
Permits	4.11(a)
Permitted Liens	4.18(a)
Person	9.3(h)
PMA's	4.11(c)
Proper Delivery	3.3(b)
Proxy Statement	4.8
Related Party	4.25
Representatives	6.2(a)
Restricted Stock	3.2(c)
Rights Plan	4.24
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
Securities Act	4.5(b)
SEC	1.1(c)(ii)
Shares	Recitals
SSA	4.11(a)
Stockholders	9.3(i)
Subsidiary	9.3(j)
Superior Proposal	6.2(h)(iv)
Support Agreement	Recitals
Surviving Corporation	2.1
Takeover Laws	4.23
Tax	9.3(k)
Tax Proceedings	4.15(e)
Tax Return	9.3(l)
Termination Fee	8.3(b)(iii)
Trade Secrets	4.19(a)
VEBA	4.12(e)(iii)
Warrant	3.2(a)
Warrant Holder	3.2(a)
Worker Safety Laws	4.13(e)

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

        AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 14, 2011, among CryoLife, Inc., a Florida corporation (“Parent”), CL Falcon, Inc., a Florida corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Cardiogenesis Corporation, a California corporation (the “Company”).

RECITALS

        WHEREAS, the parties hereto executed that certain Agreement and Plan of Merger dated as of March 28, 2011 (the “Original Agreement”);

        WHEREAS, pursuant to the Original Agreement, Merger Sub would commence an offer to purchase all of the outstanding shares of common stock, no par value per share, of the Company (“Shares”) for the consideration and on the terms and subject to the conditions set forth therein (the “Original Offer”);

        WHEREAS, the parties desire to amend and restate the Original Agreement in order to modify the terms of the Original Offer such that Merger Sub would offer to purchase only 49.9% of the outstanding Shares (the “Offer”), rather than all of the outstanding Shares, and make certain other changes related thereto;

        WHEREAS, each Share accepted by Merger Sub in accordance with the terms of the Offer will be exchanged for the Offer Consideration, subject to and in accordance with the provisions set forth herein;

        WHEREAS, the parties intend that, following the consummation of the Offer, Merger Sub shall be merged with and into the Company, with the Company being the surviving corporation in such merger, on the terms and subject to the conditions set forth herein (the “Merger”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than each such Share that is owned by Parent, Merger Sub or any of their respective wholly owned Subsidiaries immediately prior to the Effective Time and each Share that is held in the treasury of the Company or owned by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time and any Dissenting Shares) will be canceled and converted into the right to receive the Merger Consideration, subject to and in accordance with the provisions set forth herein;

        WHEREAS, the Boards of Directors of Parent and Merger Sub have each (i) unanimously approved this Agreement and the Original Agreement, (ii) approved the execution, delivery and performance of this Agreement and the Original Agreement and (iii) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Original Agreement;

        WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its Stockholders, and declared it advisable, to enter into this Agreement and the Original Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the Original Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved and agreed, subject to the terms and conditions set forth herein, to recommend that the Stockholders accept the Offer, tender their Shares pursuant to the Offer, approve the Merger and adopt this Agreement (if required by applicable Law);

        WHEREAS, concurrently with the execution and delivery of the Original Agreement, and as a condition and inducement to Parent's willingness to enter into the Original Agreement, each of the members of the Company Board and the executive officers of the Company have entered into an agreement in the form of Exhibit A hereto (the “Support Agreement”) pursuant to which each such Person has agreed, subject to the terms and conditions set forth therein and herein, among other things, to tender the Shares held by such Person in the Offer, at Parent’s direction, and to vote in favor of, or sign a written consent of the Stockholders approving, the Merger; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby amend and restate the Original Agreement in its entirety and for all purposes as follows:

ARTICLE I
THE OFFER

        Section 1.1 The Offer.

        (a)   The parties acknowledge and agree that on April 5, 2011, Merger Sub commenced (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. In the Offer, each Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive $0.457 in cash, without interest (such amount for each Share, the “Offer Consideration”), subject to the other provisions of this Section 1.1.

        (b)   The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject only to (i) the satisfaction of the Minimum Condition, as defined on Exhibit B hereto and (ii) the satisfaction or waiver by Merger Sub of the other conditions set forth in Exhibit B (such conditions, together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Parent and Merger Sub expressly reserve the right, in their sole discretion, to waive any Offer Condition or to modify the terms or conditions of the Offer consistent with the terms of this Agreement, except that, without the prior written consent of the Company, neither Parent nor Merger Sub shall, except pursuant to Section 6.2(e), (A) reduce the Offer Consideration, (B) change the form of consideration payable in the Offer, (C) reduce the number of Shares to be purchased by Merger Sub in the Offer, (D) waive or amend the Minimum Condition, (E) add to the Offer Conditions or impose any other conditions to the Offer, (F) extend the expiration of the Offer except as required or permitted by Section 1.1(c), (G) otherwise amend, modify or supplement any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or (H) abandon or terminate the Offer, except as provided in Article VIII hereof. Notwithstanding the foregoing, Parent may amend the Offer without violation of the foregoing limitations and without the prior written consent of the Company in connection with its “match” right set forth in Section 6.2(e) in order to cause the Offer to comply with its requirements thereunder,  provided that such “match” right-to-adjust shall not apply to Section 1.1(b)(D) and shall apply to Section 1.1(b)(G) only to the extent that the revised Offer, taken as a whole (as opposed to any individual term), has not been revised in a manner adverse to the holders of Shares.

       (c)    The Offer shall expire on May 2, 2011 (the “Initial Expiration Date”), except as may otherwise be required by applicable Law; provided, however, that Merger Sub shall, and Parent shall cause it to (in each case unless Parent or the Company has terminated this Agreement pursuant to Article VIII), extend the Offer (i) if at the Initial Expiration Date or any subsequent scheduled expiration date of the Offer (together with the Initial Expiration Date, the “Expiration Date”) any of the Offer Conditions shall not have been satisfied or waived, for one or more successive periods of up to ten (10) Business Days per extension (or any longer period as may be reasonably requested by Parent and approved in advance in writing by the Company) until the earlier to occur of (A) the date such Offer Conditions are satisfied or waived or (B) August 31, 2011 (the “Outside Date”), or (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the New York Stock Exchange (the “NYSE”) or any applicable Law.

        (d)    [Intentionally Omitted].

        (e)    Subject to the terms of the Offer and this Agreement and the satisfaction or waiver by Merger Sub of all of the Offer Conditions, Merger Sub will irrevocably accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the expiration date thereof (as the same may be extended or required to be extended, in each case in accordance with the terms of Section 1.1) (the date on which the first of such Shares are accepted for payment under the Offer, the “Acceptance Date”); provided, however, that in the event the number of  Shares validly tendered and not validly withdrawn pursuant to the Offer exceeds an amount equal to forty-nine and nine-tenths percent (49.9%) of the Shares then outstanding (the “Offer Amount”), Merger Sub will purchase, on a pro rata basis based on the Shares actually deposited in the Offer by each holder of any such Shares, Shares representing the Offer Amount; provided, further, that notwithstanding any other provision of this Agreement, in the event Merger Sub purchases a number of Shares equal to the Offer Amount pursuant to and in accordance with this Section 1.1(e), then at all times prior to the termination of this Agreement, the Company shall take no action whatsoever (including the redemption of any Shares) without the prior written consent of Parent and Merger Sub that would have the effect of increasing the percentage of direct or indirect ownership of Shares by Parent and its controlled Affiliates, including Merger Sub, in excess of forty-nine and nine-tenths percent (49.9%).

        (f)   Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration contemplated by this Agreement in respect thereof.

        Section 1.2 Offer Documents.  On April 5, 2011, Parent and Merger Sub filed with the SEC a Tender Offer Statement on Schedule TO (“Schedule TO”) with respect to the Offer, which contained an offer to purchase and a related letter of transmittal and other ancillary documents (such Schedule TO and the documents included therein pursuant to which the Offer was made, together with any supplements or amendments thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the Stockholders, in each case as and to the extent required by applicable Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Company the opportunity to participate in any substantive telephonic communications with the staff of the SEC related thereto. Prior to the filing of any amendment or supplement to the Offer Documents with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company a reasonable opportunity to review and comment on such Offer Documents or response (including the proposed final version thereof), and Parent and Merger Sub shall give reasonable consideration to any such comments.

        Section 1.3 Company Actions.

        (a)   The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.4(b) (as long as no Adverse Recommendation Change has occurred prior to the filing of such Offer Document and provided that in the event of an Adverse Recommendation Change, Parent and Merger Sub shall file such amendment to the Offer Documents as may be necessary so that any of such Offer Documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading).

        (b)   The parties acknowledge and agree that on April 5, 2011, the Company filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with any amendments or supplements thereto, the “Schedule 14D-9”) containing, subject to the Company Board's right to make an Adverse Recommendation Change in accordance with Section 6.2(e), the recommendation of the Company Board described in Section 4.4(b), and caused the Schedule 14D-9 to be disseminated to the Stockholders (concurrently with and in the same mailing envelope as the Offer Documents) as required by Rule 14d-9 under the Exchange Act.  Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Stockholders, in each case, as and to the extent required by applicable federal securities Laws. As long as no Adverse Recommendation Change has occurred in accordance with Section 6.2(e) prior to the filing of any amendment to such Schedule 14D-9, Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on such amendment to Schedule 14D-9 prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

        (c)   In connection with the Offer, the Company shall cause its transfer agent promptly to furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub shall hold in confidence, subject to the terms of the Confidentiality Agreement except as further limited herein, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and if this Agreement shall be terminated shall promptly deliver to the Company or order the destruction of the original and all copies of such information.

        Section 1.4 Directors.

        (a)  Subject to compliance with applicable Law and the Company Charter and Company Bylaws, promptly upon the payment by Merger Sub for Shares pursuant to the consummation of the Offer, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (including the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its Affiliates at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding on a fully-diluted basis. In furtherance thereof, promptly upon the payment by Merger Sub for Shares pursuant to the Offer the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected or appointed, including, without limitation, increasing the size of its Board of Directors and/or seeking the resignations of one or more incumbent directors. At such time, the Company shall, upon request of Parent, also promptly take all actions necessary to cause individuals designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each Subsidiary of the Company and (iii) each committee (or similar body) of each such board.

(b)  Subject to compliance with applicable Law and the Company Charter and Company Bylaws, promptly upon the payment by Merger Sub for Shares pursuant to the consummation of the Offer, and from time to time thereafter, Parent shall be entitled to designate up to two individuals (each, a “Board Observer”) to attend all meetings of the Company Board and all committees thereof (whether in person, telephonic or other).  Each Board Observer will be provided, concurrently with the members of the Company Board and in the same manner, all notices, information and materials provided to the Company Board.

        (c)   The Company's obligations to appoint Parent's designees to the Company Board pursuant to Section 1.4(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Subject to applicable Law, the Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.4, including mailing to the Stockholders together with the Schedule 14D-9 the information required under Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company Board. Parent shall supply to the Company any information with respect to itself and its officers, directors and Affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.4 are in addition to and shall not limit any rights that Parent, Merger Sub or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of applicable Law with respect to the election of directors or otherwise.

        (d)   In the event that Parent's designees are elected or appointed to the Company Board pursuant to this Section 1.4 then, until the Effective Time, the Company shall use commercially reasonable efforts to cause the Company Board to maintain at least three directors who are members of the Company Board on the date of the Original Agreement and who are independent for purposes of Rule 10A-3 under the Exchange Act (the “Independent Directors”); provided, however, that if the number of Independent Directors is reduced below three for any reason, the remaining Independent Director(s) shall be entitled to nominate an individual or individuals to fill such vacancy who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three individuals to fill such vacancies who are independent for purposes of Rule 10A-3 under the Exchange Act, and such individuals shall be deemed to be Independent Directors for purposes of this Agreement. The Company and the Company Board shall promptly take all action as may be necessary to comply with their obligations under this Section 1.4(d). Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that Parent's designees pursuant to this Section 1.4 constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub or waiver of any of the Company's rights hereunder, will require the concurrence of a majority of the Independent Directors (or in the case where there are two or fewer Independent Directors, the concurrence of one Independent Director) if such amendment, termination, extension or waiver would reasonably be expected to have an adverse effect on any holders of Shares other than Parent or Merger Sub. The Independent Directors shall have the authority to retain outside legal counsel (which may include current outside legal counsel of the Company) at the reasonable expense of the Company for the purpose of fulfilling their obligations under this Agreement and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of the Agreement in accordance with its terms.

        Section 1.5 [Intentionally Omitted].

        Section 1.6 [Intentionally Omitted].

ARTICLE II
THE MERGER

        Section 2.1 The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California General Corporation Law (the “CGCL”) and the Florida Business Corporation Act (the “Florida Act”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

        Section 2.2 Closing.    The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of Arnall Golden Gregory LLP at 171 17th Street NW, Suite 2100, Atlanta, Georgia 30363, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

        Section 2.3 Effective Time.    Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file (a) a certificate of merger with the Secretary of State of the State of Florida (the “Florida Secretary of State”) executed in accordance with the relevant provisions of the Florida Act (the “Florida Certificate of Merger”), (b) a certificate of merger with the Secretary of State of the State of California (the “California Secretary of State”) executed in accordance with the relevant provisions of the CGCL ((a) and (b), collectively, the “Certificates of Merger” and each individually, a “Certificate of Merger”) and (c) as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the Florida Act and the CGCL. The Merger shall become effective at such time as specified in the Certificates of Merger (the time the Merger becomes effective being the “Effective Time”).

        Section 2.4 Effects of the Merger.    The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Florida Act and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5 Articles of Incorporation; Bylaws.

        (a)   At the Effective Time, the articles of incorporation of the Company shall be amended and restated in substantially the form set forth in Exhibit C and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

        (b)   At the Effective Time, the bylaws of the Company shall be amended and restated in substantially the form set forth in Exhibit D, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

        Section 2.6 Directors.    The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 2.7 Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III
EFFECT ON THE CAPITAL STOCK OF THE
CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

        Section 3.1 Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

        (a)   Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) and any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $0.457 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 3.3, without interest.

        (b)   Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

        (c)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value per share, of the Surviving Corporation.

        (d)    If at any time during the period between the date of the Original Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change; provided, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

        Section 3.2 Treatment of Warrants, Options and Other Equity-Based Awards.

        (a)   Following the date of the Original Agreement, (i) the Company shall provide written notice of the pending Merger to the holder (the “Warrant Holder”) of that certain Common Stock Purchase Warrant dated October 26, 2004 (the “Warrant”), in accordance with the terms thereof, and (ii) as soon as reasonably practicable following the Effective Time, provided that the Warrant Holder has not earlier exercised the Warrant in full, Parent shall issue a replacement warrant to the Warrant Holder providing identical terms to the Warrant except that such replacement warrant shall be exercisable into the amount of Merger Consideration to which the Warrant Holder would have been entitled if the Warrant Holder had exercised the Warrant immediately prior to the consummation of the Merger.

         (b)   At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Cardiogenesis Corporation Director Stock Option Plan and/or the Cardiogenesis Corporation Stock Option Plan (collectively, the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time by a special payroll payment an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled without any cash payment being made in respect thereof; provided further that Parent may, in its sole discretion, cause the Paying Agent, on behalf of the Surviving Corporation, to make the payments described in this Section 3.2(b) rather than the Surviving Corporation. The Company shall, prior to the Acceptance Date, take all requisite action necessary to amend the Company Stock Plans to permit the cancellation and exchange of the Company Stock Options contemplated by this Section 3.2(b).

        (c)  Each share of restricted stock acquired pursuant to a stock purchase right under the Cardiogenesis Corporation Stock Option Plan (“Restricted Stock”) that is not fully vested and that is outstanding immediately prior to the Acceptance Date shall automatically become fully vested immediately prior to the Acceptance Date, but subject to the occurrence of the Acceptance Date, pursuant to the terms of the Restricted Stock Purchase Agreement evidencing such Restricted Stock without any action on the part of the Company, Parent, Merger Sub or the holders of any such share of Restricted Stock.  The Company shall, prior to the Acceptance Date, take all requisite action, if any, necessary to accelerate the vesting of all outstanding Restricted Stock as contemplated by the preceding sentence.

        (d)   The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2(b) upon exercise thereof.

        (e)   With respect to the 1996 Employee Stock Purchase Plan of Cardiogenesis Corporation, as amended (as so amended, the “ESPP”), the Company shall not commence any new Offering Periods (as defined in the ESPP) under the ESPP on or after the date of the Original Agreement.

        Section 3.3 Exchange and Payment.

        (a)   Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”). On the day of (and immediately following) the Effective Time, Parent or Merger Sub shall deposit (or cause to be deposited) with the Paying Agent, in trust for the benefit of holders of Shares, an amount of cash sufficient to deliver to holders of Shares the Merger Consideration to which they are entitled pursuant to Section 3.1.  Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than to fund payments due pursuant to Section 3.1(a), except as provided in this Agreement. Parent shall pay all fees and expenses of the Paying Agent.

        (b)   As soon as reasonably practicable after the Effective Time, but in any event no later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) and to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 3.1(a), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration payable with respect thereto pursuant to Section 3.1(a). Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal (or, in the case of a Book-Entry Share, upon delivery of such letter of transmittal), duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require (a “Proper Delivery”), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(a) in respect of the Shares represented by such Certificate or Book-Entry Share and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable in respect of Certificates or Book-Entry Shares. Payment of Merger Consideration shall be made as promptly as practicable after the date of Proper Delivery of the applicable Certificate or Book-Entry Share.

        (c)   If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such tax either has been paid or is not applicable.

        (d)   Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 3.1(a), without any interest thereon.

        (e)    All Merger Consideration delivered upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

        (f)   The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

        (g)   Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of the Merger Consideration with respect to Shares formerly represented by such Certificate or Book-Entry Share, without interest.

        (h)    None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        (i)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance required by the Paying Agent (or, if no such affidavit is required by the Paying Agent, in form and substance reasonably acceptable to Parent), of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        (j)   Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.3(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Parent, upon demand.

        Section 3.4 Withholding Rights.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company Stock Options or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

        Section 3.5 Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 1300 of the CGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under the CGCL. Dissenting Shares shall be treated in accordance with Chapter 13 of the CGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent prior to the execution of the Original Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face or where specifically cross-referenced), each representation and warranty in this Article IV is not qualified in any way whatsoever, and is made and given with the intention of inducing Parent and Merger Sub to enter into this Agreement. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub as follows:

        Section 4.1 Organization, Standing and Power.

        (a)   Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means (x) any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to comply, or prevents the Company from complying, with its material obligations with respect to the consummation of the Offer or the Merger or would reasonably be expected to do so; provided, however, that, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent expressly set forth in the Company Disclosure Letter or arising out of or attributable to any of the following, either alone or in combination (1) generally affecting the industry in which the Company operates, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory or political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, weather, natural disasters or other force majeure events, (3) reflecting or resulting from changes in any Law or GAAP or interpretations thereof, (4) the announcement of the execution of the Original Agreement or the pendency of the Offer or the Merger or any other transactions contemplated by this Agreement, (5) any actions taken, or failure to take action, to which Parent or Merger Sub has expressly consented or requested, (6) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (7) any stockholder litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement (but excluding any such litigation arising out of or relating to any agreement with or between Stockholders other than the Support Agreement), (8) any failure by the Company or its Subsidiaries to meet any internal or external budgets, projections, forecasts or predictions of financial performance, or (9) a change in the market price or trading volume of the Shares, in and of itself; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse (relative to other industry participants of comparable size to the Company) to the Company and its Subsidiaries, taken as a whole, and provided, further, that with respect to clauses (8) and (9), the facts and circumstances giving rise to or contributing to such change may be taken into account in determining whether there has been a Material Adverse Effect; or (y) any violation, or series of violations, before or after the date of the Original Agreement by the Company or any of its Subsidiaries (or any violation, or series of violations, for which the Company or any of its Subsidiaries could be liable) of any FDA Law, Foreign Drug Law, or Law covered by Sections 4.11(d) through 4.11(g) for which the remedy, or remedies in the case of a series of violations, when aggregated together, would reasonably be expected to have a material adverse effect on the business of Parent or its Subsidiaries (only to the extent such effect results solely from the Company’s violation(s), and not including any portion of such effect resulting from any act or omission of Parent or its Subsidiaries), that has not been disclosed in the Company Disclosure Letter prior to the date of the Original Agreement.

        (b)   The Company has previously delivered or made available to Parent true and complete copies of the Company's articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of the Original Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws. The Company has made available to Parent true and complete copies of the minutes of all meetings of the Stockholders, the Company Board and each committee of the Company Board held since January 1, 2007, except that any minutes of meetings related to other bidders in connection with any potential sale of the Company or any of its material assets or otherwise related to deliberations by the Company Board with respect to the consideration of strategic alternatives during the twelve (12) months prior to the date of the Original Agreement shall be provided in redacted form to exclude only such financially sensitive information as is directly related to such other bidders or deliberations, as applicable.

        Section 4.2 Capital Stock.

        (a)   The authorized capital stock of the Company consists of 75,000,000 Shares and 5,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of the close of business on March 25, 2011, (i) 46,638,421 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 7,041,775 Shares were reserved for issuance pursuant to Company Stock Plans (of which 3,146,940 Shares were subject to outstanding Company Stock Options, (v) 2,640,000 Shares were reserved for issuance pursuant to the Warrant and (vi) 423 shares were subject to purchase pursuant to the ESPP. There is no Offering Period under the ESPP ongoing as of the date of the Original Agreement. All the outstanding shares of capital stock of the Company are, and all shares reserved for issuance as noted in clauses (iv) and (v) above will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter.  Except as set forth above in this Section 4.2(a) and except for changes since March 25, 2011 resulting from the exercise of Company Stock Options described in Section 4.2(c) or as expressly permitted by Section 6.1, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based award or right, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b)           No shares of capital stock of the Company are owned by any Subsidiary of the Company. All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or on file with the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company or any of its Subsidiaries (except for the withholding of shares in connection with Taxes payable in respect of the exercise of Company Stock Options and the issuance of Shares in connection with the vesting of restricted stock units, performance stock units, restricted stock unit rights or other awards granted under the Company Plans).

        (c)   Section 4.2(c) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of March 25, 2011, of outstanding Company Stock Options or other rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option, and no Company Stock Option is subject to Section 409A of the Code. No Company Stock Options that are outstanding have been granted other than pursuant to the Company Stock Plans. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options.

        Section 4.3 Subsidiaries.    Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, and except as set forth in Section 4.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

        Section 4.4 Authority.

        (a)   The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger and if required by applicable Law, to the adoption and approval of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity, and further limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies).

        (b)   The Company Board, at a meeting duly called and held, duly adopted resolutions for which all directors present voted in favor of (i) determining that the terms of the Original Agreement, this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) approving and declaring advisable the Original Agreement, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directing that the Original Agreement and this Agreement be submitted to the stockholders of the Company for adoption and approval and (iv) resolving to recommend that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Offer and the Merger (if required by applicable Law), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.2. The Company is providing to Parent concurrently herewith true and complete copies of the resolutions described herein.

        (c)   The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any other class or series of the Company's capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

        Section 4.5 No Conflict; Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement by the Company does not, and (assuming that all consents, approvals, authorizations and other actions described in Section 4.5 of the Company Disclosure Letter have been obtained and all filings and obligations described in Section 4.5 of the Company Disclosure Letter have been made and any waiting periods thereunder have terminated or expired) the consummation of the Offer and the Merger and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, agreement or other obligation binding on the Company and its Subsidiaries or any of their respective assets, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law, FDA Laws, and Foreign Drug Laws), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

        (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer and the Merger or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and "blue sky" laws, (ii) the filing of the Certificates of Merger with the Florida Secretary of State, as required by the Florida Act, and the California Secretary of State, as required by the CGCL, respectively, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

        Section 4.6 SEC Reports; Financial Statements.

        (a)   The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents filed or required to be filed or furnished by the Company with the SEC since January 1, 2008 (all such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of the Original Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as in effect on the date such forms, reports and documents were filed, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The financial statements (including the related notes thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC applicable to Quarterly Reports on Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since December 31, 2010, except as disclosed in the Company SEC Reports filed prior to the date of the Original Agreement, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)   The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) provide for the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Company’s financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

        (d)   The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company's periodic and current reports under the Exchange Act, is made known to the Company's chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company's disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

        (e)   Since January 1, 2007, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

        (f)    As of the date of the Original Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2007.

        (g)   Except as set forth in Section 4.6(g) of the Company Disclosure Letter and except as disclosed in the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) that, individually or in the aggregate, exceeds $10,000.

        (h)     No Subsidiary of the Company is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

        Section 4.7 No Undisclosed Liabilities.    Except to the extent disclosed in the Company SEC Documents filed after the date of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2010 and before the date of the Original Agreement, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due, or to become due that are required to be recorded or reflected on a balance sheet under GAAP, except for (i) liabilities and obligations under this Agreement or in connection with the transactions contemplated hereby and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice.

        Section 4.8 Certain Information.    Neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.  For purposes of this Agreement, the letter to the Stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material, or the information statement, as the case may be, to be distributed to the Stockholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith are collectively referred to as the “Proxy Statement.”

        Section 4.9 Absence of Certain Changes or Events.    Except as and to the extent disclosed in the Company SEC Documents filed after the date of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2010 and before the date of the Original Agreement, since December 31, 2010 and through the date of the Original Agreement and as set forth in Section 4.9 of the Company Disclosure Letter: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or material assets, whether or not covered by insurance; and (d) none of the Company or any of its Subsidiaries has taken any action since January 1, 2011 that, if taken after the date of the Original Agreement, would constitute a breach of any of the covenants set forth in Section 6.1.

        Section 4.10 Litigation.    There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets and there is no filed litigation against any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual's capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

        Section 4.11 Compliance with Laws and Permits.

        (a)   The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and no suspension, cancellation or other lapse of any such Permit is pending by or at the behest of any Governmental Entity, or to the Company's knowledge, threatened. All of such Permits shall remain in full force and effect after the Offer and the Merger. Since January 1, 2007, neither the Company nor any of its Subsidiaries has been in violation of (i) any Permits or (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, any applicable Law not explicitly covered in Section 4.11(b) through 4.11(g), including any consumer protection, equal opportunity, customs, patient confidentiality, health care industry regulation and third-party reimbursement laws including under any federal or state health care program, including but not limited to any Federal Health Care Program as defined in Section 1128B(f) of the U.S. Federal Social Security Act (together with all regulations promulgated thereunder, the “SSA”), and any similar Laws of any other jurisdiction. Since January 1, 2007, none of the Company or any of its Subsidiaries has received a notice or other written communication alleging or relating to a possible violation of any Law applicable to their businesses, operations, properties or assets or from a Governmental Entity seeking to investigate any such possible violation. The Company is not subject to any continuing liabilities, obligations or other consequences of any nature relating to any noncompliance by the Company with any Laws which occurred prior to January 1, 2007.

        (b)   Neither the Company nor any of its Subsidiaries is subject to any consent decree from any Governmental Entity. Neither the Company nor any of its Subsidiaries has received any warning letter from the U.S Food and Drug Administration (“FDA”) or equivalent action from any comparable non-U.S. Governmental Entity since January 1, 2007. Neither the Company nor any of its Subsidiaries has received any communication from any regulatory agency or been notified since January 1, 2007 that any product approval is withdrawn or modified or that such an action is under consideration. Without limiting the foregoing, the Company and each of its Subsidiaries is in compliance, in all material respects, with all current applicable statutes, rules, regulations, guidelines, policies or orders administered or issued by the FDA (“FDA Laws”) or comparable foreign Governmental Entity (“Foreign Drug Laws”) including the FDA's Quality System Regulation, 21 C.F.R. Part 820.  The Company does not have knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA, Section 305 notices, or other similar communications from the FDA or comparable foreign entity.  Since January 1, 2007, there have been no recalls, detentions, withdrawals, seizures, or termination or suspension of manufacturing requested or threatened relating to the Company’s or its Subsidiaries’ products, and no field notifications, field corrections or alerts.

        (c)   The Company’s and its Subsidiaries’ products, where required, are being marketed in all material respects under valid pre market notifications under Section 510(k) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360(k), and 21 C.F.R. Part 807, Subpart E (“510(k)'s”) or pre-market approval applications approved by the FDA in accordance with 21 U.S.C. § 360(e) and 21 C.F.R. Part 814 (“PMA’s”). All 510(k)’s and PMA’s for the Company’s and its Subsidiaries’ products are exclusively owned by the Company or one of its Subsidiaries, and to the knowledge of the Company, the FDA is not considering limiting, suspending, or revoking any such 510(k)’s or PMA’s or changing the marketing classification or labeling of any such products. To the Company’s knowledge, there is no false information or significant omission in any product application or product-related submission to the FDA or comparable foreign Governmental Entity. The Company and its Subsidiaries have obtained all necessary regulatory approvals from any foreign regulatory agencies related to the products distributed and sold by the Company, and the Company has not received any notice that any Governmental Entity seeks any additional conditions on the distribution or sale of products in a jurisdiction covered by a regulatory approval.  To the Company’s knowledge, any third party that is a manufacturer, contractor, or agent for the Company or its Subsidiaries is in compliance with all Permits and regulatory approvals from the FDA or comparable Governmental Entity insofar as they pertain to the manufacture of product components or products for the Company or its Subsidiaries.

        (d)   Neither the Company nor any Subsidiary, nor the officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company or any Subsidiary: (i) have engaged in any activities which are material violations of, or are cause for civil penalties or mandatory or permissive exclusion under, any federal or state health care Law or any non-U.S. Law of comparable scope, including but not limited to any Federal Health Care Program under Sections 1128, 1128A, 1128B, 1128C, or 1877 of SSA, the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), 18 U.S.C. § 287, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347), or related federal, state or local statutes, or any non-U.S. Law of comparable scope, including knowingly and willfully offering, paying, soliciting or receiving any remuneration (interpreted broadly to include anything of value), directly or indirectly, overtly or covertly, in cash or in kind in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease or order, of any item or service for which payment may be made in whole or in part under any such program; (ii) have had a civil monetary penalty assessed against them under Section 1128A of SSA; (iii) have been excluded from participation or debarred under any federal or state health care program (including any Federal Health Care Program), or any comparable non-U.S. program; (iv) have been convicted (as defined in 42 C.F.R. § 1001.2) of any of the categories of offenses described in Sections 1128(a) or 1128(b)(1), (b)(2), or (b)(3) of SSA or any non-U.S. Law of comparable scope; or (v) have failed to comply in any material respect with any state Law regarding disclosure of physician payments (commonly known as Sunshine Laws, which, for illustration purposes only, but without limiting the scope of this provision, are similar in subject matter to Section 1128G of the SSA).

        (e)   Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (v) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

        (f)    The Company and each of its Subsidiaries have conducted their export transactions in accordance in all material respects with applicable provisions of U.S. export Laws (including the International Traffic in Arms Regulations, the Export Administration Regulations and the regulations administered by the Department of Treasury, Office of Foreign Assets Control (“OFAC”)), and other export Laws of the countries where it conducts business, and neither the Company nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with export Laws. Without limiting the foregoing:

                      (i)  the Company and each of its Subsidiaries have obtained all material export licenses and other approvals required for their exports of products and technologies from the U.S. and other countries where it conducts business;

                      (ii)  the Company and each of its Subsidiaries are in compliance in all material respects with the terms of such applicable export licenses or other approvals;

                      (iii)  there are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries with respect to such export licenses or other approvals; and

                      (iv)  the Company and its Subsidiaries have in place adequate controls and systems to ensure compliance in all material respects with applicable Laws pertaining to import and export control in each of the jurisdictions in which the Company and its Subsidiaries currently does or in the past has done business, either directly or indirectly.

        (g)   Neither the Company nor any of its Subsidiaries, employees or management appears on the Specially Designated Nationals and Blocked Persons List published by OFAC, or is otherwise a person with which any U.S. person is prohibited from dealing under the laws of the United States. Neither the Company nor any of its Subsidiaries does business or conducts any transactions with the governments of, or persons within, any country under economic sanctions administered and enforced by OFAC.

        Section 4.12 Benefit Plans.

        (a)   The Company has provided to Parent a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, that is currently in effect, was maintained since December 31, 2004 or which has been approved before the date of the Original Agreement but is not yet effective, for the benefit of (i) directors or employees of the Company or any other persons performing services for the Company, (ii) former directors or employees of the Company or any other persons formerly performing services for the Company, or (iii) beneficiaries of anyone described in (i) or (ii). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description with each summary of material modifications thereto, if any, employee handbooks and other written communications (or a description of any oral communications) by the Company or its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan and (iv) for the three (3) most recent years (A) Forms 5500, 941 and 1041 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports.

        (b)   Each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan or cause the imposition of any penalty or Tax liability.

        (c)   The Company is not liable for, and the Company will not be liable for, any liability of any “ERISA Affiliate” (hereby defined to include any trade or business, whether or not incorporated, other than the Company, which has employees who are or have been at any date of determination occurring within the preceding six (6) years, treated pursuant to Section 4001(a)(14) of ERISA and/or Section 414 of the Code as employees of a single employer which includes the Company) including predecessors thereof) with regard to any Company Plan maintained, sponsored or contributed to by an ERISA Affiliate (if a like definition of Company Plan were applicable to the ERISA Affiliate in the same manner as it applies to the Company) (each such Company Plan for an ERISA Affiliate being an “ERISA Affiliate Plan”), including, without limitation: (i) withdrawal liability arising under Title IV, Subtitle E, Part 1 of ERISA; (ii) liabilities to the Pension Benefit Guaranty Corporation (“PBGC”); (iii) liabilities under Section 412 of the Code or Section 302(a)(2) of ERISA; (iv) liabilities resulting from the failure on the part of the Company, any ERISA Affiliate, each Company Plan or each Company Plan “sponsor” or “administrator” (within the meaning of Section 3(16) of ERISA) to comply in all respects with the applicable requirements of Section 4980B of the Code and Section 601 et seq. of ERISA; or (v) liabilities resulting from an ERISA Affiliate Plan’s failure to satisfy the reporting and disclosure requirements of ERISA and the Code.

        (d)   Neither the Company nor any ERISA Affiliate has ever maintained or contributed to a multiemployer plan (as defined in Section 3(37) of ERISA).

        (e)   With respect to the Company Plans, except as disclosed in the Company SEC Documents or in Section 4.12 of the Company Disclosure Letter:

                      (i)  each Company Plan has been established and administered in accordance with its terms and in material compliance with the applicable provisions of ERISA and the Code, and no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made;

                      (ii)  to the knowledge of the Company, there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, threatened in writing, or relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor, to the knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such Actions; and

                      (iii)  if a Company Plan purports to be a voluntary employees’ beneficiary association (“VEBA”), a request for a determination letter for the VEBA has been submitted to and approved by the IRS that the VEBA is exempt from federal income tax under Section 501(c)(9) of the Code, and nothing has occurred or is expected to occur that caused or could cause the loss of such qualification or exemption or the imposition of any tax, interest or penalty with respect thereto.

        (f)   Neither the Company nor any ERISA Affiliate has any obligation to contribute to or provide benefits pursuant to, and has no other liability of any kind with respect to, (i) a "multiple employer welfare arrangement" (MEWA) (within the meaning of Section 3(40) of ERISA), or (ii) a "plan maintained by more than one employer" (within the meaning of Section 413(c) of the Code).

        (g)   None of the Company Plans provide for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby. No amount or benefit that could be received by any "disqualified individual" (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (alone or in combination with any other event, and whether pursuant to a Company Plan or otherwise) could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

        (h)   No Company Plan provides for post-employment welfare benefits except to the extent required by Section 4980B of the Code or applicable state Law.

        (i)   Each Company Plan that is subject to Section 409A of the Code has complied in form and operation with the requirements of Section 409A of the Code. No individual is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A and 4999 of the Code)) or interest or penalty related thereto.

        (j)   Each Company Plan that is subject to Section 1862(b)(1) of the SSA has been operated in compliance with the secondary payor requirements of Section 1862 thereof.

        Section 4.13  Labor and Employment Matters.

        (a)   The Company and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. As of the date of the Original Agreement, there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

        (b)   No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

        (c)   Except for such incorrect classifications as would not reasonably be expected to result in a liability of more than $20,000 in the aggregate, all individuals who are performing consulting or other services for the Company or any Subsidiary of the Company are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be. All employees of the Company and any Subsidiary of the Company have been correctly classified as “exempt” or “non-exempt” under the Fair Labor Standards Act.

        (d)  Prior to the date of the Original Agreement, the Company has delivered to Parent a true, correct and complete list of the name of each officer, employee and independent contractor of the Company and each Subsidiary thereof as of March 25, 2011, together with such person's position or function, annual base salary or wages and any incentives or bonus arrangement with respect to such person.

        (e)   The properties, assets and operations of the Company and its Subsidiaries have been in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”). With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws.

        Section 4.14 Environmental Matters.

        (a)   For purposes of this Agreement, the following terms shall have the following meanings: (i) “Hazardous Substances” means (A) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (B) any other chemicals, materials or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law; (ii) “Environmental Law” means any applicable Law relating to pollution or protection of the environment, human health or safety or the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances; and (iii) “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

        (b)   The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws, have obtained all Environmental Permits and are in compliance in all material respects with their requirements, and have resolved all past non-compliance with Environmental Laws and Environmental Permits without any pending, on-going or future obligation, cost or liability.

        (c)   Neither the Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of their respective properties or any other properties other than in compliance with applicable Law, (ii) any knowledge of the presence of any Hazardous Substances on, under, emanating from, or at any of their respective properties or any other property but arising from the Company's or any of its Subsidiaries' current or former properties or operations other than in compliance with applicable Law, or (iii) any knowledge, nor has it received any written notice (A) of any violation of or liability under any Environmental Laws, (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation or liability, (C) requiring the investigation of, response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, (D) alleging noncompliance by the Company or any of its Subsidiaries with the terms of any Environmental Permit in any manner reasonably likely to require significant expenditures or to result in liability, or (E) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its Subsidiaries' current or former properties or operations or any other properties, except in each case as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (d)   No Environmental Law imposes any obligation upon the Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree.

        (e)   There are no environmental assessments or audit reports or other similar studies or analyses in the possession or control of the Company or any of its Subsidiaries relating to any real property currently or formerly owned, leased or occupied by the Company or any of its Subsidiaries that have not been made available to Parent and which disclose a condition that has had or would reasonably be expected to have a Material Adverse Effect.

        (f)    Neither the Company nor any of its Subsidiaries has exposed any employee or third party to any Hazardous Substances or condition that has subjected or may subject the Company to liability under any Environmental Law, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (g)   No underground storage tanks, asbestos-containing material, or polychlorinated biphenyls have ever been located on property or properties presently or formerly owned or operated by the Company or any of its Subsidiaries, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

        (h)   Neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any material liability of any other person under any Environmental Law, including any obligation for corrective or remedial action.

        (i)    Neither the Company nor any of its Subsidiaries has received written notice that it is required to make any material capital or other expenditures to comply with any Environmental Law nor is there, to the Company’s knowledge, any reasonable basis on which any Governmental Entity could take action that would require such material capital or other expenditures.

        (j)    No Conflict Minerals are necessary to the functionality or production of or are used in the production of any product manufactured or contracted to be manufactured by the Company during the last three (3) years, or currently proposed to be manufactured by the Company or on its behalf in the future.  For purposes hereof, “Conflict Minerals” means: (i) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo; or (ii) any other mineral or its derivatives determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

        Section 4.15 Taxes.

        (a)   The Company and each of its Subsidiaries have prepared and timely filed all material Tax Returns required to be filed and all Tax Returns filed by the Company and its Subsidiaries are true, correct and complete in all material respects. For purposes of this Section 4.15, references to the Company and/or its Subsidiaries include predecessors to the Company and its Subsidiaries. The Company has made available to Parent copies of all federal income and other material Tax Returns filed by the Company and its Subsidiaries since January 1, 2007.

        (b)   All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Returns) have timely been paid, or have been timely withheld and remitted (if applicable), to the appropriate Governmental Entity, except for those Taxes being contested in good faith and or which adequate reserves have been established in the Company financial statements.

(c)  All material Taxes that have accrued but are not yet payable have been reserved for in accordance with GAAP (including FIN 48, Accounting for Uncertainty in Income Taxes) in the Company's financial statements included in the Company SEC Documents, or have been incurred in the ordinary course of business since the date of the Company SEC Documents filed most recently in amounts consistent with prior periods.

        (d)   Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax that is still in effect.

        (e)  Neither the Company nor any of its Subsidiaries has received notice of any proposed or threatened Tax proceeding, examination, investigation, audit or administrative or judicial proceeding (collectively, the "Tax Proceedings") against, or with respect to any Taxes of, the Company or any of its Subsidiaries, and no such Tax Proceedings are currently pending.

        (f)    As of the date of the Original Agreement, neither the Company nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state, local, or foreign Law that would reasonably be expected to have a Material Adverse Affect following the Merger.

        (g)   Each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any similar provision of state, local, or foreign Law.

        (h)   No claim has been made by any Governmental Entity in a jurisdiction where either the Company or any of its Subsidiaries has not filed Tax Returns indicating that the Company or such Subsidiary is or may be subject to any taxation by such jurisdiction.

        (i)    Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments pursuant to Section 481(a) of the Code for any taxable period (or portion thereof) ending after the Closing Date or any similar provision of state, local or foreign Law by reason of a change in accounting method made for any taxable period (or portion thereof) ending on or prior to the Closing Date, nor is any application pending with any Governmental Entity requesting permission for any change in accounting method.

        (j)    Other than in the ordinary course of business, consistent with past practice, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, U.S. taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any transaction that occurred prior to the Merger, including (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, or (iii) any election made or contemplated to be made on any Tax Return.

        (k)   There are no material Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Permitted Liens.

        (l)    The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code, nor has it been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(i) of the Code.

        (m)  There are no material deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13(b)(1) with respect to which the Company or any of its Subsidiaries would be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date. There are no material “excess loss accounts” within the meaning of Treasury Regulation Section 1.1502-19(a)(2) with respect to any Subsidiaries of the Companies. There are no material items of income that will be required to be recognized by the Company or any of its Subsidiaries as a result of the Merger.

        (n)   Neither the Company nor any of its Subsidiaries (i) is a party to a Contract (other than a Contract entered into in the ordinary course of business with vendors, customers and lessors) that provides for Tax indemnity or Tax sharing, or for the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) of any other Person, or (ii) has any Liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor. Neither the Company nor any of its Subsidiaries has been a member of a combined, consolidated, unitary or similar group for Tax purposes, other than any such group of which the Company was at all times the common parent corporation.

        (o)   Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of the Original Agreement or (y) in a distribution which would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code and regulations thereunder) in conjunction with the Merger.

        (p)   Neither the Company nor any of its Subsidiaries has participated (i) in a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(1) or, (ii) to the knowledge of the Company, in a reportable transaction (other than a listed transaction), as set forth in Treasury Regulation Section 1.6011-4(b).

           (q)  Neither the Company nor any of its Subsidiaries has requested or received a formal ruling or entered into an agreement with the IRS or any other taxing authority that would be reasonably likely to have a Material Adverse Affect after the Closing Date.

       (r)   The Company and its Subsidiaries are and have been in compliance in all material respects with the applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices of the Company and its Subsidiaries.

        (s)   No Subsidiary of the Company is a “controlled foreign corporation” as defined in the Code. Neither the Company nor any of its Subsidiaries owns an interest in any entity treated as a “passive foreign investment company” as defined in the Code.

        Section 4.16 Contracts.

        (a)   Section 4.16(a) of the Company Disclosure Letter lists all of the Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound. All copies of Material Contracts made available to Parent are true and complete copies of such Contracts. “Material Contracts” means any of the following contracts, agreements or arrangements (other than purchase or sales orders entered into in the ordinary course), whether written or oral, currently in effect and binding:

                      (i)  any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

                      (ii)  any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any similar type of favored discount rights;

                      (iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

                      (iv)  any Contract relating to Indebtedness;

                      (v)  any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $20,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

                      (vi)  any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $20,000 over the remaining term of such Contract;

                      (vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification (other than product warranties or real estate lease indemnities in the ordinary course of business consistent with past practice), guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $20,000;

                      (viii) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries grants or is granted a license under any Intellectual Property, other than license agreements for "off-the-shelf" software that is generally commercially available and is licensed in object code form solely for internal use purposes;

                      (ix)  any Contract that provides for any material confidentiality, standstill or similar obligations on the Company or its Subsidiaries, except for such Contracts entered into in the ordinary course of business consistent with past practice;

                      (x)  any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $20,000;

                      (xi)  any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company of more than $20,000;

                      (xii)  any Contract with brokers, franchisees, distributors or dealers;

                      (xiii)  any agreements with group purchasing organizations (GPOs) or integrated delivery networks (IDNs);

                      (xiv)  any agreement with the Veterans Administration or Federal Supply Administration; or

                      (xv)  any Contract with any Governmental Entity that involves amounts in excess of $20,000.

Section 4.16(a) of the Company Disclosure Letter identifies any Material Contract that requires consent to or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

        (b)   (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms  (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity, and further limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies); and (ii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

        Section 4.17 Insurance.    Section 4.17 of the Company Disclosure Letter sets forth, as of the date of the Original Agreement, a true and complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is, to the knowledge of the Company, in full force and effect and all premiums due thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default, or has taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit cancellation or termination of, any such policy. No notice of cancellation or termination has been received with respect to any such policy.

        Section 4.18 Properties.

        (a)   The Company or one of its Subsidiaries has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its assets constituting personal property (excluding, for purposes of this sentence, assets held under leases), free and clear of all Liens other than (i) statutory ad valorem and real estate and other Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, landlord’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice (iii) encumbrances on real property in the nature of zoning restrictions, easements, rights of way, encroachments, restrictive covenants, and other similar rights or restrictions that were not incurred in connection with the borrowing of money or the obtaining of advances or credit and that do not, individually or in the aggregate, impair present business operations at such properties, (iv) existing Liens disclosed in the Company’s consolidated balance sheet as at December 31, 2010 (or the notes thereto) included in the Company SEC Documents; and (v) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (“Permitted Liens”).

        (b)   Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (“Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (“Leased Real Property”). Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Assuming all consents, approvals and authorizations listed in Section 4.5 of the Company Disclosure Letter relating to any Leased Real Property have been obtained, all leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Effective Time.

        (c)   There are no contractual or legal restrictions that preclude or materially restrict the ability to use any Owned Real Property or, to the knowledge of the Company, Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the Owned Real Property or Leased Real Property. All plants, warehouses, distribution centers, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained in all material respects and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

        (d)   Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

This Section 4.18 does not relate to intellectual property, which is the subject of Section 4.19.

        Section 4.19 Intellectual Property.

        (a)   As used herein, the term “Intellectual Property” means all intellectual property rights arising under the laws of the United States or any other jurisdiction, including the following: (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs and invention disclosures (collectively, “Patents”); (iii) copyrights, materials subject to copyright protection, and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

        (b)   Section 4.19(b)(1) of the Company Disclosure Letter sets forth an accurate and complete list of all Marks owned by or licensed to the Company or any of its Subsidiaries, which list indicates any registered Marks that are licensed to the Company or its Subsidiaries but which are not being used in the current conduct of the Company’s or its Subsidiaries’ businesses (collectively, “Company Marks”), Section 4.19(b)(2) of the Company Disclosure Letter sets forth an accurate and complete list of all Patents owned by or licensed to the Company or any of its Subsidiaries, which list indicates any registered Patents that are licensed to the Company or its Subsidiaries but which are not being used in the current conduct of the Company’s or its Subsidiaries’ businesses (collectively, “Company Patents”) and Section 4.19(b)(3) of the Company Disclosure Letter sets forth an accurate and complete list of all registered Copyrights owned by or exclusively licensed to the Company or any of its Subsidiaries, which list indicates any registered Copyrights that are licensed to the Company or its Subsidiaries but which are not being used in the current conduct of the Company’s or its Subsidiaries’ businesses (collectively, “Company Copyrights” and, together with the Company Marks and the Company Patents, “Company IP”). No Company IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries has been or is now involved in any interference, reissue, reexamination, opposition, nullity or cancellation proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company IP.  The Company IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries is subsisting.  To the knowledge of the Company, the Company IP (excluding any pending applications included in the Company IP) is valid and enforceable and, except as set forth on Section 4.19(b)(4) of the Company Disclosure Letter, no written or, to the knowledge of the Company, oral notice or claim challenging the validity or enforceability or alleging the misuse of any of the Company IP has been received by the Company or any of its Subsidiaries. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company IP, and all filing, examination, issuance, post registration and maintenance fees, annuities and the like that have come due and are required to maintain, preserve or renew any of the Company IP owned by the Company or any of its Subsidiaries or, to knowledge of the Company, exclusively licensed to the Company or any of its Subsidiaries have been timely paid. Except as set forth on Section 4.19(b)(5) of the Company Disclosure Letter, with respect to the Company IP owned by the Company or any of its Subsidiaries, and to the knowledge of the Company with respect to the Company IP exclusively licensed to the Company or any of its Subsidiaries, there are no filings, payments or other actions that were required to have been or are required to be made or taken by March 25, 2011, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, for the purposes of complying with legal requirements to obtain, maintain, preserve or renew any Company IP.

        (c)   The Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Intellectual Property owned by the Company or its Subsidiaries and maintain the confidentiality of all of the Trade Secrets of the Company or its Subsidiaries. All current or former employees, consultants and contractors who have participated in the creation of any Intellectual Property that is used by or that is intended to be used by the Company or its Subsidiaries have entered into proprietary information, confidentiality and assignment agreements (which have previously been provided to Parent).

        (d)   The Company or its Subsidiaries own, or possess adequate licenses or other valid rights to use, all of the Intellectual Property that is necessary for the conduct of the Company's and its Subsidiaries' businesses. None of the Intellectual Property owned by or, to the knowledge of the Company, licensed to, the Company or its Subsidiaries is subject to any outstanding order, judgment, or stipulation restricting the use or exploitation thereof by the Company or its Subsidiaries.

        (e)   The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company's or any of its Subsidiaries’ rights or obligations under any Material Contract as defined in Section 4.16(a)(viii) of this Agreement. The rights licensed under each agreement granting to the Company or any of its Subsidiaries, as the case may be, any material right or license under or with respect to any Intellectual Property owned by a third party shall be exercisable by the Surviving Corporation or such Subsidiary, respectively, on and immediately after the Closing to the same extent as by the Company or such Subsidiary prior to the Closing. Neither the Company nor any of its Subsidiaries has granted to any third party any rights under any Intellectual Property owned by the Company or its Subsidiaries. All milestones and other conditions set forth in any license agreements under which Intellectual Property is licensed to the Company or any of its Subsidiaries that are required to be satisfied in order for the Company or such Subsidiary to retain any rights granted under such agreements have been timely satisfied and all such exclusive or non-exclusive rights remain in full force and effect.

        (f)    The Company or one or more of its Subsidiaries owns exclusively all right, title and interest to the Company IP (other than Company IP licensed to the Company or any of its Subsidiaries) and all other Intellectual Property purportedly owned by the Company or any of its Subsidiaries, free and clear of all Liens other than Permitted Liens, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim challenging the Company’s or such Subsidiary’s ownership of any of such Intellectual Property. To the knowledge of the Company, no loss, impairment or expiration of any Intellectual Property rights used in the Company’s and the Subsidiaries’ business as currently conducted is pending or threatened.

        (g)   To the knowledge of the Company, the conduct of the Company’s and the Subsidiaries’ business as currently conducted, including the use or other exploitation of the Intellectual Property owned by the Company or any of its Subsidiaries, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate any Intellectual Property of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution, unfair competition or unfair trade practice has occurred, nor, to the knowledge of the Company, is there any reasonable basis therefor. To the knowledge of the Company, (i) no third party is misappropriating or infringing any Intellectual Property owned by or exclusively licensed to the Company or its Subsidiaries and (ii) no current or former employee or consultant of the Company nor any third party has made any unauthorized disclosure of any Trade Secrets of the Company or its Subsidiaries.

        (h)   To the knowledge of the Company, at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company or any of its Subsidiaries was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party, in each case that would impair or limit the Company's or any of its Subsidiaries' rights in such Intellectual Property. To the knowledge of the Company, there exist no inventions by current or former employees or consultants of the Company or any of its Subsidiaries made or otherwise conceived prior to their beginning employment or consultation with the Company or such Subsidiary that have been or are intended to be incorporated into any of the Company's Intellectual Property or products, other than any such inventions that have been validly and irrevocably assigned or licensed to the Company by written agreement.

        (i)    To the knowledge of the Company, there has been no prior use of any Company Mark adopted by the Company or any of its Subsidiaries by any third party that would confer upon such third party superior rights in such Company Mark.

        Section 4.20 Products.    Since January 1, 2007, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company any distributor of the Company or any of its Subsidiaries, has received a claim for or based upon breach of product or service warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services, in each case that would not result in material liability to the Company and its Subsidiaries in excess of the warranty reserve reflected on the Company’s balance sheet as of December 31, 2010.

        Section 4.21 Accounts Receivable.    All of the accounts and notes receivable of the Company and its Subsidiaries set forth on the books and records of the Company and its Subsidiaries (net of the applicable reserves reflected on the books and records of the Company and its Subsidiaries and in the Company’s financial statements) (i) represent sales actually made or transactions actually effected in the ordinary course of business for goods or services delivered or rendered to unaffiliated customers in bona fide arm's length transactions, and (ii) constitute valid claims.

        Section 4.22 Inventories.    To the knowledge of the Company, all inventories of the Company and its Subsidiaries consist of items of merchantable quality and quantity usable or saleable (free of any material defect or deficiency) in the ordinary course of business, are saleable at the price customarily charged by the Company and its Subsidiaries therefor, conform to the specifications established therefor, and have been manufactured in accordance with applicable regulatory requirements. The quantities of all inventories, materials, and supplies of the Company and its Subsidiaries (net of the obsolescence reserves therefor shown in the Company’s financial statements and determined in the ordinary course of business consistent with past practice) are not obsolete, damaged, slow-moving, defective, or excessive, and are reasonable and balanced in the circumstances of the Company and its Subsidiaries.

        Section 4.23 State Takeover Statutes.  Except as set forth on Section 4.23 of the Company Disclosure Letter, no “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state statutory anti-takeover Law (collectively, “Takeover Laws”) applies to this Agreement, the Offer or the Merger.

        Section 4.24 No Rights Plan.    Except as set forth on Section 4.24 of the Company Disclosure Letter, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound (any such plan, a “Rights Plan”).  Prior to the date of the Original Agreement, the Company has caused all Rights Plans, if any, to be amended such that (a) Parent and Merger Sub are excluded from the definition of “Acquiring Person” and (b) neither the Offer nor the Merger will trigger the distribution or exercisability of any rights granted thereunder.

        Section 4.25 Related Party Transactions.    No present director, executive officer, stockholder owning five percent (5%) or more of the Company’s Shares, or Affiliate of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, or any of such Person's Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any Owned Real Property or has engaged in any transaction with any of the foregoing within the last twelve (12) months or that has continuing obligations, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K, and, to the knowledge of the Company, no former director or officer is party to any such Contract that was not entered into on an arms-length basis (an “Affiliate Transaction”) that has not been so disclosed.  To the knowledge of the Company, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

      Section 4.26 Brokers.    No broker, investment banker, financial advisor or other Person, other than B. Riley & Co., LLC (the “Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and the Financial Advisor pursuant to which the Financial Advisor could be entitled to any payment from the Company relating to the transactions contemplated hereby. Section 4.26 of the Company Disclosure Letter sets forth (a) all transaction fees and expenses (whether payable to financial advisory, legal, accounting or other providers) that include a success fee or other premium or additional fee due as a result of execution and delivery of this Agreement or consummation of the transactions contemplated hereby.

        Section 4.27 Opinion of Financial Advisor.  The Company has received the opinion of the Financial Advisor, dated the date of the Original Agreement, to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of such date, the consideration to be received by the holders of Shares (other than as set forth in such opinion) pursuant to this Agreement, is fair, from a financial point of view, to such holders of Shares, other than Parent and Merger Sub, a signed true and complete copy of which opinion has been provided to Parent.

        Section 4.28 Exclusivity of Representations and Warranties.    Neither the Company nor any of its Affiliates or representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of the Company and its Subsidiaries), except as expressly set forth in Article IV of this Agreement (as qualified by the introductory paragraph to Article IV), and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article IV (including any representations and warranties regarding documents delivered or made available to Parent), and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of the Company making available to Parent and Merger Sub or any of their Affiliates any management presentations, information, documents, projections, forecasts and other material in a “data room” or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Each representation and warranty in this Article V is made and given with the intention of inducing the Company to enter into this Agreement. Parent and the Merger Sub each jointly and severally represent and warrant to the Company as follows:

        Section 5.1 Organization, Standing and Power.    Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that, Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent arising out of or attributable to any of the following, either alone or in combination (1) generally affecting the industry in which Parent operates, or the economy or the financial or securities markets in the United States, including effects on such industry, economy or markets resulting from any regulatory or political conditions or developments in general, (2) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, weather, natural disasters or other force majeure events, (3) reflecting or resulting from changes in any Law or GAAP or interpretations thereof, (4) the announcement of the execution of the Original Agreement or the pendency of the Offer or the Merger or any other transactions contemplated by this Agreement, (5) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, or (6) any failure by Parent or its Subsidiaries to meet any internal or external budgets, projections, forecasts or predictions of financial performance.

        Section 5.2 Authority.    Each of Parent and Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).

        Section 5.3 No Conflict; Consents and Approvals.

        (a)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and, assuming that all consents, approvals, authorizations and other actions described in this Section 5.3 have been obtained and all filings and obligations described in this Section 5.3 have been made, the consummation of the Offer and the Merger and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, each as amended to date, (ii) any material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any material Law or any rule or regulation of the NYSE applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound.

        (b)   No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and "blue sky" laws, (ii) the filing of the Florida Certificate of Merger with the Florida Secretary of State as required by the Florida Act, (iii) any filings required under the rules and regulations of the NYSE, (iv) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        Section 5.4 Certain Information.    The Offer Documents will not, at the times they are first filed with the SEC, amended or supplemented or first published, sent or given to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will, at the times they are first filed with the SEC, at the times they are amended or supplemented and as of as of the date first published, sent or given to the Stockholders, comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied by or on behalf of the Company, any of its Subsidiaries or Affiliates specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement will, at the respective times they are first published, sent or given to the Stockholders and, in the case of the Proxy Statement, at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 or the Proxy Statement based on information supplied by or on behalf of Company specifically for inclusion or incorporation by reference therein.

        Section 5.5 Merger Sub.    All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

        Section 5.6 Financing.  Parent and Merger Sub will have, as of the respective dates of consummation of the Offer and the Merger, sufficient funds to consummate the Offer and the Merger on the terms and subject to the conditions set forth herein.

        Section 5.7 Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer and the Merger.

        Section 5.8 Ownership of Shares.    Except as previously disclosed to the Company, neither Parent nor Merger Sub or any of their Subsidiaries beneficially owns any Shares as of the date of the Original Agreement.

        Section 5.9 Brokers.    No broker, investment banker, financial advisor or other Person, other than Piper Jaffray & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

Section 5.10 Exclusivity of Representations and Warranties.    None of Parent, Merger Sub, nor any of their Affiliates or representatives is making any representation or warranty to the Company on behalf of Parent or Merger Sub of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, prospects, assets or liabilities of Parent and its Subsidiaries), except as expressly set forth in Article V of this Agreement, and Parent and Merger Sub hereby disclaim any and all such other representations and warranties to the Company. Without limiting the express representations and warranties in this Article V, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is being made as a result of Parent's making available to the Company or any of its Affiliates, Stockholders or Representatives any management presentations, information, documents, projections, forecasts and other material in a "data room" or otherwise. Nothing in this Section 5.10 is intended to mitigate Parent's obligations under applicable securities Laws.

ARTICLE VI
COVENANTS

        Section 6.1 Conduct of Business.

        (a)   During the period from the date of the Original Agreement to the Effective Time, except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, except as otherwise set forth in Section 6.1(a)(i) below) or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition (normal wear and tear excepted), keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of the Original Agreement to the Effective Time:

                      (i)  Except (x) as set forth in Section 6.1(a) of the Company Disclosure Letter, (y) as specifically required or permitted by this Agreement or (z) as required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries, without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, except that Parent may withhold its consent in its sole discretion with respect to the matters covered by Sections 6.1(i)(A), (B), (C), (D), (F), (G) or (Y)(1)), to:

                                (A)  (1) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent that does not trigger material Tax liability, (2) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests (except for the withholding of shares in connection with Taxes payable in respect of the exercise of Company Stock Options and the issuance of Shares in connection with the vesting of restricted stock units, performance stock units, restricted stock unit rights or other awards granted under the Company Plans) or (3) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

                                (B)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares (other than the issuance of Shares pursuant to Contracts as in effect on the date of the Original Agreement and set forth on Section 6.1(a) of the Company Disclosure Letter or upon the exercise of the Warrant or the Company Stock Options outstanding on March 25, 2011 in accordance with their terms as in effect on such date);

                                (C)  amend, authorize or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

                                (D)  directly or indirectly acquire or agree to acquire (1) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (2) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

                                (E)  transfer, lease, pledge, sell, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except in the ordinary course of business consistent with past practice;

                                (F)  adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

              (G)  (1) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other retention Contracts relating to purchased property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities, options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or (2) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

                                (H)  except as set forth in the capital expenditure budget set forth in Section 6.1(a)(i)(H) of the Company Disclosure Letter, incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that individually is in excess of $10,000, or in the aggregate are in excess of $20,000;

                                (I)   except as required by Law or judgment of a court of competent jurisdiction, (1) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the Original Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (2) cancel any material indebtedness or (3) waive, release, grant or transfer any right of material value;

                                (J)   except in the ordinary course of business consistent with past practice, (1) materially modify, amend, terminate, cancel or extend any Material Contract or (2) enter into any Contract that if in effect on the date of the Original Agreement would be a Material Contract;

                                (K)  commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any material Action (including any Action relating to this Agreement or the transactions contemplated hereby);

                                (L)  change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

                                (M) settle or compromise any material liability for Taxes, amend any material Tax Return, enter into any material Contract with or request any material ruling from any Governmental Entity relating to Taxes, make, change or revoke any material Tax election, change any method of accounting for Tax purposes, take any material position on a Tax Return inconsistent with a position taken on a Tax Return previously filed, take any other action to materially impair (other than through actual utilization or in the ordinary course of business consistent with past practice or as expressly contemplated by this Agreement) any tax asset reflected in the Company SEC Documents filed most recently prior to the date of the Original Agreement, extend or waive any statute of limitations with respect to Taxes, or surrender any claim for a material refund of Taxes, except, in each case, as required under applicable Law;

                                (N)  change its fiscal or tax year;

                                (O)  (1) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor (except for increases in the ordinary course of business consistent with past practice), (2) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, except as required by Contracts in effect on the date of the Original Agreement, (3) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date of the Original Agreement, (4) adopt or enter into any collective bargaining agreement or other labor union contract, (5) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or other Contract, or (6) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law or in the ordinary course of business consistent with past practice in a manner that does not increase benefits to officers, except that such limitation with respect to officers shall not apply to changes to or adoptions of a Company Plan that provide benefits to all employees on a substantially similar basis, is adopted in the ordinary course of business consistent with past practice, and does not provide for severance or for payments that become payable as a result of the Offer or the Merger; provided, however, that the foregoing provisions of clause (6) shall not apply to any “at will” offer letters or employment agreements (not containing severance obligations or other guaranteed payments) with non-officer employees hired in the ordinary course of business consistent with past practice after the date of the Original Agreement;

                                (P)   fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries substantially equivalent to those currently in effect;

                                (Q)  renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

                                (R)  waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

                                (S)   enter into any new line of business outside of its existing business;

                                (T)  enter into any new lease or amend the terms of any existing lease of real property that would require payments over the remaining term of such lease in excess of $10,000;

                                (U)  knowingly violate or knowingly fail to perform any obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

                                (V)  create or form any Subsidiary or make any other investment in another Person (other than short term investments for the purpose of cash management or as otherwise permitted in subsection (G));

                                (W) modify the standard warranty terms for products sold by the Company or amend or modify any product warranties in effect as of the date of the Original Agreement in any manner that is adverse to the Company;

                                (X)  (1) consent to the disclosure of any of the Company’s or its Subsidiaries’ Trade Secrets or other confidential information relating to the Company’s or its Subsidiaries’ existing products or products currently under development and other material Trade Secrets to be disclosed (other than under appropriate non-disclosure agreements and other than publication of patent applications through prosecution); or (2) allow any of the Company’s or its Subsidiaries’ Intellectual Property rights relating to the Company's or its Subsidiaries’ existing products or products currently under development to be abandoned, or otherwise to lapse or become unavailable to the Company or its Subsidiaries on the same terms and conditions as such rights were available to the Company and its Subsidiaries as of the date of the Original Agreement;

                                (Y)  (1) enter into any distribution agreements not terminable by the Company or its Subsidiaries on sixty (60) days notice without penalty, enter into any commitment to any Person to enter into any license, distributorship, or sales agreement that by its terms would purport to relate to any of the products of Parent or its Affiliates or sell, license, transfer or otherwise dispose of any Intellectual Property other than sales of its products and other non-exclusive licenses that are in the ordinary course of business and consistent with past practices; (2) enter into any sales agency agreements; or (3) grant "most favored nation" pricing to any Person;

                                (Z)  enter into or amend any contract, agreement, commitment or arrangement with any Affiliated Person;

                                (AA)  fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder (except as permitted by Rule 12b-25 promulgated under the Exchange Act); or

                                (BB)  knowingly take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the Offer Conditions or any condition to the Merger set forth in Article VII not being satisfied.

                      (ii)  The Company shall use commercially reasonable efforts to:

                                (A)  maintain its material assets and properties in the ordinary course of business in the manner historically maintained, reasonable wear and tear, damage by fire and other casualty excepted;

                                (B)  promptly repair, restore or replace all material assets and properties in the ordinary course of business consistent with past practice;

                                (C)  upon any damage, destruction or loss to any of its material assets or properties, apply any and all insurance proceeds, if any, received with respect thereto to the prompt repair, replacement and restoration thereof as reasonably necessary for the operation of the Company’s business;

                                (D)  comply in all material respects with all applicable Laws;

                                (E)  take all actions necessary to be in compliance in all material respects with all Material Contracts and to maintain the effectiveness of all Permits;

                                (F)  notify Parent in writing of the commencement of any action, suit, claim or investigation by or against the Company, promptly (but in no event later than two (2) Business Days) after the Company becomes aware of such commencement, provided, that notwithstanding the foregoing, the Company’s obligations pursuant to this clause (F) shall not qualified by the use of “commercially reasonable efforts”;

                                (G)  if Parent gives the Company written notice not less than ten (10) Business Days prior to the Closing Date, take all necessary corporate action to terminate the Company's 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to the Company, the Company shall provide Parent with evidence that the Company Board has adopted resolutions to terminate the 401(k) Plan, effective as of the date immediately preceding the Closing Date, but contingent on the Closing;

               (H)  provide Parent evidence that the Company has satisfied its obligations with respect to the Company Stock Options in accordance with Sections 3.2(b) and (d); and

                                (I)  pay accounts payable and pursue collection of its accounts receivable in the ordinary course of business, consistent with past practices.

        (b)   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to purchase of the Shares pursuant to the Offer, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time; provided, that nothing contained in this Section 6.1(b) shall be deemed to mitigate Parent’s consent rights as set forth in this Section 6.1.

        Section 6.2 No Solicitation.

        (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of the Original Agreement and continuing until 11:59 p.m., Eastern time, on April 17, 2011, the Company and any of its Subsidiaries and their respective officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to directly or indirectly: (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, that the Company shall promptly (and in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Acquisition Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to an Acquisition Proposal) or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, efforts, attempts, discussions or negotiations.

         (b) Except as permitted by this Section 6.2 and except as may relate to any Excluded Party (for as long as such Person or group is an Excluded Party), the Company shall and shall cause each of its Subsidiaries and Representatives to (i) from 12:00 a.m., Eastern time, on April 18, 2011 (the “No-Shop Period Start Date”), immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, an Acquisition Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal. No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person that submitted an Acquisition Proposal prior to the No-Shop Period Start Date. Notwithstanding the commencement of the obligations of the Company under this Section 6.2(b) on the No-Shop Period Start Date, the parties agree that the Company may continue to engage in the activities described in clause (i) and/or (ii) of Section 6.2(a) with respect to each Excluded Party (for as long as any such Person or group is an Excluded Party) on and after the No-Shop Period Start Date until the earlier of the time (A) the Company Stockholder Approval is obtained and (B) it ceases to be an Excluded Party, including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date; provided that to the extent set forth therein, the provisions of Section 6.2(e) shall apply; and provided, further, that with respect to any Excluded Party, the Company shall promptly provide to Parent a written summary of the material terms of any such Acquisition Proposal (including any financing commitments).

         (c) Notwithstanding anything to the contrary contained in Section 6.2(b) or any other provisions of this Agreement, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made by an Excluded Party or which Acquisition Proposal was made or renewed on or after the No-Shop Period Start Date and did not result from any breach of this Section 6.2, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall promptly (and in any event within forty eight (48) hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal. From and after the No-Shop Period Start Date, the Company shall promptly (and in any event within forty eight (48) hours) provide to Parent a written summary of the material terms of any such Acquisition Proposal (including any financing commitments relating thereto).

         (d) Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the No-Shop Period Start Date) on a prompt basis (and in any event within forty eight (48) hours) and upon the request of Parent shall apprise Parent of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of the Original Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.2.

         (e) Except as expressly permitted by this Section 6.2(e) or Section 6.2(f), the Company Board shall not (i)(A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the Proxy Statement, the Schedule 14D-9 or related filings, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or a customary “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the Stockholders an Acquisition Proposal (actions described in this clause (i) being referred to as an “Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 8.1(d)(ii). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may make an Adverse Recommendation Change, enter into a Company Acquisition Agreement with respect to an Acquisition Proposal not solicited in violation of this Section 6.2 or take any action pursuant to Section 8.1(d)(ii) if the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel, (x) that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that (1) the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall include an unredacted copy of the Superior Proposal, an unredacted copy of the relevant proposed transaction agreements and a copy of any financing commitments relating thereto and a written summary of the material terms of any Superior Proposal not made in writing, including any financing commitments relating thereto), (2) the Company has negotiated, and has caused its Representatives to negotiate, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (4) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period shall have recommenced, except that the notice period shall be at least (1) one business day (rather than the five (5) Business Days otherwise contemplated by clause (1) above); and provided, further, that the Company has complied in all material respects with its obligations under this Section 6.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 8.1 and, to the extent required under the terms of this Agreement, the Company pays Parent the applicable Termination Fee in accordance with Section 8.3 prior to or concurrently with such termination.

         (f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation (“Change of Recommendation”) if the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to take such action could be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that such action shall not be in response to a Superior Proposal (which is addressed under Section 6.2(e)) and prior to taking such action, (x) the Board of Directors of the Company has given Parent at least five (5) Business Days’ prior written notice of its intention to take such action and a description of the reasons for taking such action, (y) the Company has negotiated, and has caused its Representatives to negotiate, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action, and (z) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement proposed in writing by Parent in a manner that would form a binding contract if accepted by the Company, and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect a Change of Recommendation could be inconsistent with the directors’ fiduciary duties under applicable Law.

         (g) Nothing in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided that making such disclosure shall not in any way limit or modify the effect, if any, that any such action has under Section 6.2.

        (h)   For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

(ii) “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Shares, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is 20% or more; in each case, other than the Offer and the Merger.

(iii)  “Excluded Party” means any Person, group of Persons or group that includes any Person (so long as such Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the No-Shop Period Start Date, represent at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement) from whom the Company or any of its Representatives has received, after the execution of this Agreement and prior to the No-Shop Period Start Date, an Acquisition Proposal that the Company Board determines, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal; provided, however, that, notwithstanding anything to the contrary contained herein, such Person or group shall cease to be an Excluded Party as of the No-Shop Period Start Date unless, prior to the No-Shop Period Start Date, the Company or any of its Representatives received from such Person or group an Acquisition Proposal that the Company Board determined, in good faith, prior to or as of the No-Shop Period Start Date and after consultation with its financial advisor and outside legal counsel, constituted a Superior Proposal; and provided, further, that any such Person or group shall cease to be an Excluded Party at any time such Person or group ceases to be actively pursuing efforts to acquire the Company.

                      (iv) “Superior Proposal” shall mean any bona fide written Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and financial advisor, in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects (including certainty of closing) of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Stockholders (solely in their capacity as such) from a financial point of view than the transaction contemplated by this Agreement (including any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise); provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

        Section 6.3  Preparation of Proxy Statement; Stockholders’ Meeting.

        (a)   The parties acknowledge that on April 12, 2011, the Company prepared and filed with the SEC a preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning such Person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. Each of the Company and Parent shall use reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response or any amendment to any such document) and (ii) shall include in such document or response all comments reasonably proposed by Parent. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law or reasonably requested by the other party, and disseminated to the shareholders of the Company.

        (b) As soon as reasonably practicable prior to, but in no event later than five (5) Business Days after, the date on which the preliminary Proxy Statement is filed with the SEC, the Company shall establish a record date (which will be one (1) Business Day after the anticipated Expiration Date of the Offer), and as soon as practicable after the closing of the Offer, duly call and give notice of a meeting of its shareholders (the “Company Stockholders’ Meeting”) and cause the definitive Proxy Statement to be mailed to the Stockholders as promptly as reasonably practicable, each for the purpose of obtaining the Company Stockholder Approval. The Company shall duly convene and hold the Company Stockholders’ Meeting as promptly as reasonably practicable after the mailing of the Proxy Statement; provided, however, that in no event shall such meeting be held later than fifteen (15) calendar days following the date that the Offer is closed. The notice of such Company Stockholders’ Meeting shall state that a resolution to approve this Agreement will be considered at the Company Stockholders’ Meeting. The Company Board shall recommend to the Stockholders that they approve this Agreement, and shall include such recommendation in the Proxy Statement. Parent may require the Company to, and if so required the Company shall, adjourn or postpone the Company Stockholders’ Meeting one time (for a period of not more than thirty (30) calendar days but not past two (2) Business Days prior to the Expiration Date), unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement and the transactions contemplated hereby (including the Merger), which have not been withdrawn, such that the conditions in Section 7.1 will be satisfied at such meeting. Once the Company has established a record date for the Company Stockholders’ Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Company Bylaws. Unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 6.2(e), the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws. Unless this Agreement is validly terminated in accordance with Article VIII, the Company shall submit this Agreement to its shareholders at the Company Stockholders’ Meeting even if the Company Board shall have effected an Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent not more than on a daily basis on each of the last ten (10) Business Days prior to the date of the Company Stockholders’ Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.   At the Company Stockholders’ Meeting, if any, Parent agrees to cause all Shares acquired pursuant to the Offer and all other Shares owned by Parent or any Subsidiary of Parent to be voted in favor of the Merger.

        Section 6.4 Access to Information; Confidentiality.    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws; and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would (i) contravene applicable Law, (ii) breach or cause a default under any confidentiality agreement with any third party entered into prior to the date of the Original Agreement that relate to any discussions regarding transactions of a nature similar to the transactions contemplated hereby (provided that disclosures required pursuant to Section 6.2 with respect to a party to any such confidentiality agreement or any proposals they may make shall not be limited by this Section 6.4), or (iii) constitute a waiver of the attorney-client privilege held by the Company or any of its Subsidiaries. All such information shall be held confidential in accordance with the terms of that certain CryoLife, Inc. Mutual Confidential Disclosure Agreement between Parent and the Company dated as of September 29, 2010 (the “Confidentiality Agreement”); provided, further, that following the date on which the Merger is approved, the parties agree that any information request by Parent, Merger Sub or their respective Representatives pursuant to this Section 6.4 shall be deemed to be reasonable for purposes of clause (b) above.  No investigation pursuant to this Section 6.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

        Section 6.5 Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity, (iii) vigorously resist and contest any Action, including administrative or judicial Action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal, and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any material fee, penalty or other consideration or make any other material concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

        (b)   Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, in each case if such action would be material to the business and financial condition of Parent and its Subsidiaries (including the Company) taken as a whole after consummation of the Offer and the Merger.

        Section 6.6 Takeover Laws.  The Company and the Company Board shall (i) take no intentional action to cause any Takeover Law to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (ii) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

        Section 6.7  Notification of Certain Matters.    The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Offer, the Merger or the other transactions contemplated hereby.

        Section 6.8 Indemnification, Exculpation and Insurance.

        (a)   Without limiting any additional rights that any current or former officer or director may have under the Company Charter or Company Bylaws as in effect on the date of the Original Agreement, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall indemnify and hold harmless each current (as of the Effective Time) and each former officer and director of the Company from and against any and all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by such person in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified Person is or was an officer, director, employee or fiduciary of the Company or any of its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would be permitted under applicable Law and required or permitted under the Company Charter or Company Bylaws (or, as relevant, those of the applicable Subsidiary of the Company) as at the date of the Original Agreement. In the event of any such Action, each indemnified Person shall be entitled to advancement of expenses incurred in the defense of any Action from the Surviving Corporation to the fullest extent that the Company would be permitted under applicable Law and the Company Charter or Company Bylaws as at the date of the Original Agreement. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Charter or Company Bylaws (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which the Company or its Subsidiaries, as applicable, is a party), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 6.8, the Person who is requesting such advance shall provide a written affirmation by such Person of a good faith belief that the criteria for indemnification set forth under applicable Law have been satisfied and a written undertaking by such Person to repay all amounts so paid or reimbursed by the Surviving Corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied in connection with any threatened, pending, or completed civil, criminal, administrative, arbitration or investigative proceeding to which such Person is, or is threatened to be, made a party by reason of the former or present official capacity of such Person. No such indemnified Person shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by such indemnified Person hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed). Surviving Corporation agrees to continue and not to repeal or modify, and agree to include, to the extent permitted by applicable Law, in the charter documents for the Surviving Corporation, exculpatory provisions currently existing in the Company Charter (or their substantial equivalent) eliminating personal liability for the Company's directors to the extent permissible under the CGCL.

        (b)   For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies (correct and complete copies of which have been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute thereof policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date of the Original Agreement or (ii) request that the Company obtain such extended reporting coverage under its existing insurance programs (to be effective as of the Effective Time); and provided, further, that in no event shall Parent or the Company be required to pay aggregate premiums for insurance under this Section 6.8(b) in excess of 150% of the amount of the aggregate premiums paid by the Company for policy year 2009-2010 for such purpose (which policy year 2009-2010 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 150% amount.

(c)   In the event that Parent, the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.8.

        (d)   It is the intent that, with respect to all advancement and indemnification obligations under this Section 6.8, the Surviving Corporation shall be the indemnitor of first resort with respect to any advancement, reimbursement or indemnification obligations relative to any director or officer of the Company who may also be covered by insurance maintained by a Stockholder at or prior to the Effective Time. Without limiting the right of recovery against such director or officer if it shall be ultimately determined that he or she is not entitled to be indemnified, neither Parent nor the Surviving Corporation shall have any right to seek contribution, indemnity or other reimbursement for any of its obligations under this Section 6.8 from any such Stockholder or its insurers.

        (e)   The provisions of this Section 6.8 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified Person, his or her heirs and his or her legal representatives, and each such Person shall be an intended third party beneficiary of the provisions of this Section 6.8.

        Section 6.9 Public Announcements.

        (a)   Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including announcements to the employees of the Company and its Subsidiaries) with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement (including announcements to the employees of the Company and its Subsidiaries) without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, that Parent or the Company may include disclosures relating to this Agreement, the Offer, the Merger and the transactions contemplated herein in its respective periodic filings with the SEC without seeking consent from, or consulting with, the other party, so long as such disclosures are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or made individually by the Company or Parent, if previously consented to by the other party); provided, further, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as such statements are not inconsistent with the information contained in previous press releases, public disclosures or public statements made jointly by Parent and the Company (or individually by a party, if previously consented to by the other party); provided, finally, that the Company shall not be required to provide Parent any such opportunity to review or comment in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or an Adverse Recommendation Change or other communications contemplated by Section 6.2(e).

        (b)   Before any written communications related to the Offer of any party hereto or any of their respective “participants” (as defined in Rule 165 of the Securities Act) are (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of such party or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) used by any executive officer, key employee or advisor of such party or any such participant, as applicable, as a script in discussions or meetings with any such third parties, Parent or the Company, as the case may be, shall (or shall cause any such participant to) cooperate in good faith with respect to any such written communications related to the Offer for purposes of, among other things, determining whether that communication constitutes “tender offer material” that is required to be filed by Rule 14d-2 or Rule 14d-6 of the Exchange Act, as applicable, or a prospectus required to be filed pursuant to Rule 424 or 425 of the Securities Act. Each party shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such written communications related to the Offer. For purposes of the foregoing, written communications related to the Offer shall include, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise).

Section 6.10 Section 16 Matters.    Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Exchange Act Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and Merger Sub and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of the SEC to cause the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.12 Rule 14d-10 Matters. All amounts payable to holders of Shares and other securities of the Company (the “Covered Securityholders”) pursuant to the Company Plans and the Company Benefit Agreements (collectively, the “Arrangements”) (i) are being paid or granted as compensation for past services performed, future services to be performed or future services to be refrained from performing by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Company Board has determined that each member of the Compensation Committee of the Company Board (the “Compensation Committee”) is an “Independent Director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. The Compensation Committee (A) at a meeting duly called and held at which all members of the Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Company Stock Plan, (2) the treatment of the Company Stock Options and Restricted Stock in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Plans and Company Benefit Agreements, (3) the terms of Section 3.2(b) of this Agreement and (4) each other Company Plan and Company Benefit Agreement, which resolutions have not been rescinded, modified or withdrawn in any way, and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements.

Section 6.13 Further Assurances.    Each party hereby agrees to perform any further acts and to execute and deliver any documents or instruments that may be reasonably necessary to carry out the provisions of this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT

        Section 7.1 Conditions to Each Party's Obligation to Effect the Merger.    The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

        (b) No Injunctions or Legal Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

        (c) Purchase of Shares in the Offer.    Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer (up to the Offer Amount) in accordance with the terms hereof.

        (d) Consents.  The Company shall have obtained the consent to the transactions contemplated herein of each Person set forth in Section 7.1(d) of the Company Disclosure Letter and shall have provided evidence to Parent of each such consent, in form and substance satisfactory to Parent.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

        Section 8.1 Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Date (with any termination by Parent also being an effective termination by Merger Sub):

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 6.5; or

        (c)   by Parent, at any time prior to the Acceptance Date:

                      (i)  if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 6.2 or 6.3(b), as to which Section 8.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (A) would result in the failure of an Offer Condition or of any of the conditions set forth in Article VII and (B) cannot be or, to the extent curable by the Company, has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of this Agreement;

                      (ii)  if (A) the Company Board (or any committee thereof) effects an Adverse Recommendation Change, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, a Company Acquisition Agreement relating to an Acquisition Proposal, (C) the Company shall have breached any of its obligations under Section 6.2 or 6.3(b) or (D) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or publicly propose to take any of the foregoing actions; or

                      (iii)  if (A) Merger Sub shall not have accepted for payment and paid for Shares pursuant to the Offer on or before the Outside Date, (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto, or (C) Merger Sub shall have failed to commence the Offer within thirty (30) days after the date of the Original Agreement; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) if such failure to accept for payment and pay for Shares, to purchase Shares or to commence the Offer is due to Parent’s or Merger Sub’s breach of this Agreement.

        (d)   by the Company, at any time prior to the Acceptance Date:

                      (i)  if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case which breach or failure to perform or to be true, individually or in the aggregate (A) has had or would reasonably be expected to have a Parent Material Adverse Effect and (B) cannot be or, to the extent curable by Parent or Merger Sub, has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

                      (ii)  in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if (A) the Company has complied in all material respects with the requirements of Section 6.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 8.3.

                      (iii)  if (A) Merger Sub shall not have accepted for payment and paid for Shares pursuant to the Offer on or before the Outside Date, (B) the Offer shall have expired or been terminated in accordance with its terms without Merger Sub having purchased any Shares pursuant thereto, or (C) Merger Sub shall have failed to commence the Offer within thirty (30) days after the date of the Original Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) if such failure to accept for payment and pay for Shares, to purchase Shares or to commence the Offer is due to the Company's breach of this Agreement.

        The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

        Section 8.2 Effect of Termination.    In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 4.26 (Brokers), Section 6.9 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Enforcement), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a willful and material breach prior to such termination of any of its representations or warranties set forth in this Agreement or from a material breach prior to such termination of any of its covenants or agreements set forth in this Agreement.

        Section 8.3 Fees and Expenses.

        (a)   Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Offer Documents, the Schedule 14D-9 and the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne by Parent. For the avoidance of doubt, any fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby incurred by a Stockholder (such as fees and expenses of separate counsel to such Stockholder) shall be borne by such Stockholder.

        (b)   In the event that:

                      (i)  (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) shall have been made directly to the Stockholders, otherwise publicly disclosed or otherwise publicly communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by Parent pursuant to Section 8.1(c)(i) or 8.1(c)(iii) or by the Company pursuant to Section 8.1(d)(iii) (unless, in the case of a termination pursuant to Section 8.1(c)(iii) or Section 8.1(d)(iii), immediately prior to such termination a number of Shares satisfying the Minimum Condition shall have been tendered into the Offer and not withdrawn) and (C) within twelve (12) months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal and such transaction is subsequently consummated (whether consummated before or after such 12-month period), or recommends or submits an Acquisition Proposal to its Stockholders for adoption and such transaction is subsequently consummated (whether consummated before or after such 12-month period), or a transaction in respect of an Acquisition Proposal is consummated within such 12-month period, which, in each case, need not be the same Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%"); or

                      (ii)  this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

                      (iii)  this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then, in any such event, the Company shall pay to Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $1,500,000, except that in the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) prior to the No-Shop Period Start Date, the “Termination Fee” shall mean a cash amount equal to $1,000,000.

        (c)   Payment of the Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) on the consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii) or (iii) simultaneously with or prior to, and as a condition to the effectiveness of, termination by the Company pursuant to Section 8.1(d)(ii). Each of Parent and Merger Sub acknowledges and agrees that in the event that Parent is entitled to receive either the Termination Fee pursuant to this Agreement, the right of Parent to receive such amount shall constitute each of Parent's and Merger Sub's sole and exclusive remedy for money damages for any termination of this Agreement; provided, that nothing in the foregoing sentence shall constitute a waiver of Parent’s or Merger Sub’s right to seek specific performance in accordance with Section 9.10 of this Agreement (nor shall any such action for specific performance prejudice Parent's or Merger Sub's right to receive the Termination Fee if such action does not result in consummation of the Offer, the Merger and the other transactions contemplated by this Agreement) but in no event shall Parent be entitled to receive both the Termination Fee and an award of specific performance.

        (d)   The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

        Section 8.4 Amendment or Supplement.    This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that (a) after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration and (b) after the Company Stockholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

        Section 8.5 Extension of Time; Waiver.    At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Stockholders without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

        Section 8.6 Effect of Termination on Offer.   In the event that this Agreement is terminated pursuant to Section 8.1(c)(ii) or 8.1(d)(ii) and Merger Sub elects not to terminate the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly amend the Offer to disclose that such Offer is no longer pursuant to this Agreement. Any Offer so amended and continued after the termination of this Agreement shall not be subject to any terms or conditions of this Agreement (and Parent and Merger Sub shall not be subject to any standstill agreement previously entered into). In the event that this Agreement is terminated pursuant to any subsection of Section 8.1 other than 8.1(c)(ii) or 8.1(d)(ii), then as promptly as practicable after such termination, Merger Sub shall, and Parent shall cause Merger Sub to, terminate the Offer. Nothing in this Section 8.6 shall be construed as a standstill or restriction that would limit Parent or any of its Subsidiaries from acquiring capital stock of the Company by any means at any time after termination of this Agreement and (in the case of the preceding sentence, termination of the Offer).

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1 Nonsurvival of Representations and Warranties.    None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

        Section 9.2 Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           if to Parent, Merger Sub or the Surviving Corporation, to:

CryoLife, Inc.
1655 Roberts Boulevard N.W.
Kennesaw, GA 30144
Attn: Chief Financial Officer
And
Attn: General Counsel

with a copy (which shall not constitute notice) to:

Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta, GA 30363
Attention: B. Joseph Alley, Jr.

(ii)         if to the Company, to:

Cardiogenesis Corporation
11 Musick
Irvine, CA 92618
Attention: Executive Chairman

with a copy (which shall not constitute notice) to:
K&L Gates LLP
1900 Main Street, Suite 600
Irvine, CA 92614-7319
Attention: Michael Hedge

        Section 9.3 Certain Definitions.    For purposes of this Agreement:

        (a)   “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

        (b)   “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

        (c)   “Company Benefit Agreement” means any material employment, consulting, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, change in control, retention, termination or similar contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director, employee, contractor or agent of the Company or any of its Subsidiaries, on the other hand.

        (d)   “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

        (e)  “knowledge” of any party means the actual knowledge of any executive officer and the knowledge that any such person would be reasonably expected to obtain after making the same inquiry that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make.  For purposes of determining the knowledge of the Company, the knowledge (as defined herein) of the following executive officers of the Company shall be considered: Paul J. McCormick, William R. Abbott and Richard P. Lanigan.

        (f)    “Liability” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP);

        (g)   “material” or other similar qualifier regarding materiality, material respects or the like, when used in connection with any activity, compliance, item, matter or circumstance relating to a Person, means “material to the Person, its direct or indirect parent, and their Subsidiaries, taken as a whole.”

        (h)   “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

        (i)    “Stockholders” means the stockholders of the Company;

        (j)    “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

        (k)   “Tax” means (i) any and all federal, provincial, state, local, foreign and other taxes, including net income, gross income, gross receipts, capital gains, alternative, minimum, sales, consumption, use, social services, goods and services, value added, harmonized sales, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, wage, employment, unemployment, pension, health insurance, excise, severance, stamp, occupation, premium, property, windfall profits, environmental, customs, duties or other taxes, fees, assessments, social security contributions or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of any group of entities for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and

        (l)  “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, in each case required or permitted to be filed, submitted, delivered or transmitted to a taxing authority of a Governmental Entity with respect to Taxes.

        Section 9.4 Interpretation.    When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

        Section 9.5 Entire Agreement.    This Agreement (including the Exhibit and Schedules hereto), the Company Disclosure Letter, the Support Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

        Section 9.6 No Third Party Beneficiaries.    Except as provided in Section 6.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons (other than the parties hereto) may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of the Original Agreement or as of any other date.

        Section 9.7 Governing Law.    This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Florida, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Florida.

        Section 9.8 Submission to Jurisdiction.    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Federal or state courts with jurisdiction over all or part of Leon County, Florida, provided that if jurisdiction is not then available in such courts, then any such legal action or proceeding may be brought in any federal court located in the State of Florida or any other Florida state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Florida, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Florida as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Florida as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 9.9 Assignment; Successors.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of the Original Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided, further, that no such assignment shall relieve Parent or Merger Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 9.10 Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal or state courts with jurisdiction over all or part of Leon County, Florida, provided that if jurisdiction is not then available in such courts, then in any federal court located in the State of Florida or any other Florida state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        Section 9.11 Currency.    All references to "dollars" or "$" or "US$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

        Section 9.12 Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

        Section 9.13 Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 9.14 Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.15 Facsimile Signature.    This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

        Section 9.16 No Presumption Against Drafting Party.    Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

        Section 9.17 Performance Guaranty.    Parent unconditionally and irrevocably agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration pursuant to this Agreement in respect thereof. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement with respect to consummation of the Offer and the Merger and payment or issuance of consideration pursuant to this Agreement in respect thereof and shall be liable for any breach of any such obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectability.

        Section 9.18 Original Agreement Superseded.  The Original Agreement has been amended and restated in its entirety by this Agreement, and the Original Agreement will be of no further force or effect after the date hereof.

[The remainder of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

CRYOLIFE, INC.
By:	/s/ D. A. Lee
Name:	D. Ashley Lee
Title:	Executive Vice President, COO & CFO

MERGER SUB:

CL FALCON, INC.
By:	/s/ D.A. Lee
Name:	D. Ashley Lee
Title:	Vice President, Finance; Treasurer

COMPANY:

CARDIOGENESIS CORPORATION
By:	/s/ Paul McCormick
Name:	Paul McCormick
Title:	Executive Chairman

Exhibit A

FORM OF SUPPORT AGREEMENT

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), is entered into as of March 28, 2011, by and among CryoLife, Inc., a Florida corporation (“Parent”), and the executive officers and/or directors of Cardiogenesis Corporation, a California corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, Parent, CL Falcon, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides for, among other things, a tender offer (as such offer may be amended from time to time in a manner not prohibited by Section 1.1(b) of the Merger Agreement, the “Offer”) to be made by Merger Sub of cash for all of the issued and outstanding shares of common stock, no par value per share, of the Company (the “Shares”), followed by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”), all on the terms and subject to the terms and conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder is the record or “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of Shares as set forth on Schedule A hereto (with respect to each Stockholder, the “Owned Shares”; the Owned Shares and any additional Shares or other voting securities of the Company of which such Stockholder acquires record and beneficial ownership after the date of the Original Agreement, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder's “Covered Shares”);

WHEREAS, in addition to being a record or beneficial owner of Owned Shares, each Stockholder is a member of the Board of Directors of the Company and/or an executive officer of the Company;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, Parent and the Stockholders are entering into this Agreement; and

WHEREAS, the Stockholders acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholders set forth in this Agreement and would not enter into the Merger Agreement if any Stockholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Stockholders hereby agree as follows:

1.           Agreement to Tender.

(a)           Prior to the Termination Date (as defined herein), if requested in writing by Parent, but in no event prior to such written request, each Stockholder hereby severally agrees to tender, or cause to be tendered, pursuant to and in accordance with the terms of the Offer, such Stockholder's Covered Shares (other than unexercised options, warrants, and other rights to acquire Shares and other than any Shares as to which the Stockholder does not have the power to dispose of or direct the disposition of such Shares, or has such power only in a fiduciary capacity for the benefit of Persons other than those who are parties to this Agreement), and agrees that it will not withdraw or permit the withdrawal of such Shares from the Offer.  Within three (3) Business Days after receipt of the written request of Parent, but in no event prior to receipt of such written request, each Stockholder will: (i) deliver to the Exchange Agent designated in the Offer (A) a properly completed letter of election and transmittal with respect to such Stockholder's Covered Shares complying with the terms of the Offer, (B) if and to the extent such Covered Shares are held in certificated form, the certificates representing the Covered Shares, and (C) all other documents or instruments required to be delivered pursuant to the terms of the Offer; and/or (ii) instruct its broker or such other Person who is the holder of any of such Stockholder's Covered Shares to promptly tender such Shares in the Offer pursuant to and in accordance with the terms and conditions of the Offer.

(b)           Each Stockholder acknowledges and agrees that Merger Sub's obligation to accept for payment Shares tendered in the Offer, including any Shares tendered by any Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

2.           Agreement to Vote.

(a)           Prior to the Termination Date and regardless of whether such Stockholder tenders any Covered Shares pursuant to Section 1, each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company (x) when a meeting is held, appear at such meeting or otherwise cause such Stockholder's Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (y) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder's Covered Shares (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, adoption and approval of the Merger Agreement and the terms thereof and any other matters necessary for consummation of the Merger and the other transactions contemplated in the Merger Agreement (whether or not recommended by the Company Board), and (ii) against (A) any Acquisition Proposal, (B) any proposal for any recapitalization, reorganization, liquidation, dissolution, amalgamation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger), (C) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement or any transaction that results in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company or any of its Subsidiaries under the Merger Agreement, and (D) any change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company's certificate of incorporation or bylaws, except if approved by Parent.

(b)           Prior to the Termination Date and at any time after the Acceptance Date, each Stockholder irrevocably and unconditionally agrees that it shall at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of stockholders of the Company (x) when a meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any, and (y) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Stockholder’s Covered Shares (i) in favor of all necessary and desirable actions to cause the election (and maintenance) of the Parent designees to the Company's Board of Directors (the “Parent Directors”) pursuant to Section 1.4 of the Merger Agreement, and (ii) against, unless requested by Parent, the removal of any of the Parent Directors.

3.           Grant of Irrevocable Proxy; Appointment of Proxy.

(a)           EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE EXECUTIVE OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO TENDER ON BEHALF OF THE STOCKHOLDER THE COVERED SHARES IF SUCH STOCKHOLDER FAILS TO TENDER SUCH COVERED SHARES WITHIN THREE (3) BUSINESS DAYS AFTER THE RECEIPT OF A WRITTEN REQUEST FROM PARENT TO DO SO, AND TO VOTE THE COVERED SHARES AS INDICATED IN SECTION 2. EACH STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(b)           The proxy granted in this Section 3 shall automatically expire upon the Termination Date of this Agreement.

4.           No Inconsistent Agreements.  Each Stockholder (severally and not jointly) hereby covenants and agrees that, except as contemplated by this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any of such Stockholder's Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any of such Stockholder's Covered Shares, in either case, which is inconsistent with such Stockholder's obligations pursuant to this Agreement.

5.           Termination; Amendments to Offer.

(a)           This Agreement shall terminate automatically upon the earliest to occur of (i) the Effective Time, (ii) written notice of termination of this Agreement is delivered by Parent to the Stockholders, (iii) the Outside Date, (iv) the termination of the Merger Agreement in accordance with its terms, (v) the date on which Parent or Merger Sub terminates, withdraws, or abandons the Offer, (vi) the date on which the Offer is revised in a manner that violates the limitations set forth in Section 5(b), or (vii) the date on which a Person (other than Parent or Merger Sub) acquires more than 50% of the Company's outstanding voting securities on a fully-diluted basis (such earliest date being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 14 to 27 shall survive the termination of this Agreement; provided further, that any liability incurred by any party hereto as a result of a material breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

(b)           Notwithstanding anything to the contrary herein, no amendment to the Offer in accordance with the Merger Agreement shall release any Covered Shares from this Agreement prior to the Termination Date otherwise determined in accordance with Section 5(a) unless such amendment (x) is made without the written consent of the Company pursuant to Section 1.1(b) of the Merger Agreement, and (y) except if made pursuant to Section 6.2(e) of the Merger Agreement to the extent set forth below, (i) reduces the Offer Consideration, (ii) changes the form of consideration payable, (iii) reduces the number of Shares to be purchased by Merger Sub, (iv) waives or amends the Minimum Condition, (v) adds to the Offer Conditions or imposes any other conditions, (vi) extends the expiration date beyond the Outside Date, or (vii) otherwise amends, modifies or supplements any Offer Condition or any term of the Offer set forth in the Merger Agreement in a manner adverse to the holders of Shares.  Parent may amend the Offer without violation of the foregoing limitations and without releasing the Covered Shares in connection with its “match” right set forth in Section 6.2(e) of the Merger Agreement in order to cause the Offer to comply with its bona fide proposal(s) pursuant to Section 6.2(e), provided that such “match” right-to-adjust shall not apply to Section 5(b)(iv) above and shall apply to Section 5(b)(vii) above only to the extent that the revised Offer, taken as a whole (as opposed to any individual term), has not been revised in a manner adverse to the holders of Shares. Any amendment that is not permitted pursuant to the foregoing shall entitle a Stockholder to terminate this Agreement pursuant to Section 5(a)(vi).

6.           Representations and Warranties of Stockholders.    Each Stockholder, as to itself (severally and not jointly), hereby represents and warrants to Parent as follows:

(a)           Such Stockholder is the record and beneficial owner of, and has good and valid title to, the Owned Shares set forth opposite its name on Schedule A hereto, free and clear of Liens except as created by this Agreement, the terms of the Company charter and bylaws, or applicable federal and state securities laws. Such Stockholder has sole voting power, sole power of disposition, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement applicable to such Stockholder, in each case with respect to all of those Owned Shares set forth opposite its name on Schedule A hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable federal and state securities laws and the terms of this Agreement. As of the date hereof, other than such Stockholder's Owned Shares, such Stockholder does not own beneficially or of record any Shares or other voting securities of the Company or any interest therein. Such Stockholder's Owned Shares are not subject to any voting trust agreement or other Contract to which such Stockholder is a party restricting or otherwise relating to the voting or Transfer of such Owned Shares. Such Stockholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Owned Shares, except as contemplated by this Agreement.

(b)           Each Stockholder has full legal power and capacity to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is married, and any of the Covered Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder's spouse and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder's spouse, enforceable against such Stockholder's spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)           Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution, delivery and performance of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of any such Stockholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such Stockholder pursuant to, any Contract to which such Stockholder is a party or by which such Stockholder or any property or asset of such Stockholder is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such Stockholder to perform its obligations hereunder.

(d)           There is no action, suit, investigation, complaint or other proceeding pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder or that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by such Stockholder of its obligations under this Agreement.

(e)           Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

7.           Certain Covenants of Stockholder.    Each Stockholder, for itself (severally and not jointly), hereby covenants and agrees as follows:

(a)           Prior to the Termination Date, such Stockholder will not take any action or fail to take any action, or cause the Company or any other Representative to take any action or fail to take any action, that would constitute, or be reasonably likely to result in, a breach of the Company’s covenants and agreements under Section 6.2 of the Merger Agreement.

(b)           Prior to the Termination Date, such Stockholder shall not (i) tender into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively “Transfer”), or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of any of the Covered Shares or beneficial ownership or voting power thereof or therein (including by operation of law), (iii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect, in any material respect, or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.  Any Transfer in violation of this provision shall be void.  Such Stockholder hereby authorizes and requests the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of such Stockholder's Covered Shares and that this Agreement places limits on the voting of the Covered Shares.  If so requested by Parent, such Stockholder agrees that the certificates representing Covered Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 3(a).  Notwithstanding anything to the contrary in this Agreement, the Stockholder may Transfer any or all of the Covered Shares, in accordance with applicable Law, to such Stockholder's spouse, ancestors, descendants or any trust controlled by the Stockholder for any of their benefit, and with respect to any Stockholder that is not a natural Person, to such Stockholder's Affiliates; provided, that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Shares or any interest in any of such Covered Shares is or may be Transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if it had been the Stockholder originally party hereto, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

(c)           Prior to the Termination Date, such Stockholder shall promptly notify Parent of the number of any new Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by such Stockholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof.  Any such Shares or other voting securities of the Company shall automatically become subject to the terms of this Agreement, and Schedule A shall be adjusted accordingly.

8.           Stockholder Capacity.    This Agreement is being entered into by each Stockholder solely in its capacity as a stockholder of the Company, and not in such Stockholder's capacity as a director or officer of the Company, as applicable, and nothing in this Agreement shall restrict or limit the ability of any Stockholder who is a director or officer of the Company to take any action in his or her capacity as a director or officer of the Company.

9.           No Ownership Interest.    Nothing in this Agreement shall be deemed to vest in Parent or any of its Affiliates any direct or indirect ownership of or with respect to any Covered Shares. Beyond what is expressly provided in this Agreement, all ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and neither Parent nor any of its Affiliates shall have any authority to direct any of the Stockholders in the voting or disposition of any of the Covered Shares.

10.           Waiver of Appraisal Rights.    Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under applicable Law.

11.           Disclosure.    Each Stockholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC or the New York Stock Exchange and in the TO Statement and Proxy Statement such Stockholder's identity and ownership of such Stockholder's Covered Shares and the nature of such Stockholder's obligations under this Agreement; provided that the Stockholders shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure.

12.           Further Assurances.    From time to time, at the request of Parent and without further consideration, each Stockholder shall take such further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

13.           Non-Survival of Representations and Warranties.    None of the representations and warranties of the Stockholders contained herein shall survive the Termination Date.

14.           Amendment and Modification.    This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.

15.           Waiver.    No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

16.           Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)           If to a Stockholder, to the address set forth opposite such Stockholder's name on Schedule A hereto.

(ii)           If to Parent:

CryoLife, Inc.
1655 Roberts Boulevard N.W.
Kennesaw, GA 30144
Attn: Chief Financial Officer
And
Attn:  General Counsel

with a copy (which shall not constitute notice) to:

Arnall Golden Gregory LLP
             171 17th Street NW, Suite 2100
             Atlanta, GA 30363
             Attention: B. Joseph Alley, Jr.

17.           Entire Agreement.    This Agreement and the Merger Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

18.           No Third-Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19.           Governing Law.    This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Florida .

20.           Submission to Jurisdiction.    Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Federal or state courts with jurisdiction over all or part of Leon County, Florida, provided that if jurisdiction is not then available in such courts, then any such legal action or proceeding may be brought in any federal court located in the State of Florida or any other Florida state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Florida, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Florida as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Florida as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21.           Assignment; Successors.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect Subsidiary of Parent; provided further, that no assignment shall limit the assignor's obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

22.           Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal or state courts with jurisdiction over all or part of Leon County, Florida, provided that if jurisdiction is not then available in such courts, then in any federal court located in the State of Florida or any other Florida state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

23.           Severability.    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

24.           Waiver of Jury Trial.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25.           Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Stockholders fail for any reason to execute this Agreement, then this Agreement shall become effective as to the other Stockholders who execute this Agreement.

26.           Confidentiality.    Each Stockholder agrees, (i) except as required by Law or legal process, (ii) as reasonably necessary or appropriate to defend, maintain, initiate or respond to any Action (whether by a Governmental Entity or other Person) or (iii) as to any communications among the Stockholders, the parties to the Merger Agreement or their respective accountants, attorneys, investment bankers and agents (to the extent they are providing services in connection with the Offer and the Merger) (a) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (b) not to divulge any such non-public information to any third Person.

27.           No Presumption Against Drafting Party.    Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

28.           Several Obligations of Stockholders.  The covenants, agreements, representations, warranties and obligations of the respective Stockholders hereunder are their respective several (and not joint) covenants, agreements, representations, warranties and obligations, and no Stockholder shall have any responsibility or liability for any of the covenants, agreements, representations, warranties and obligations of any other Stockholder.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, Parent and the Stockholders have caused to be executed or executed this Agreement as of the date first written above.

PARENT:
CRYOLIFE, INC.
By:

Name:

Title:

STOCKHOLDERS:

Schedule A

Schedule of Stockholders

Stockholder	Address	Shares

Exhibit B

CONDITIONS TO THE OFFER

        Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

        (a)   prior to the expiration of the Offer, there shall not have been validly tendered and not withdrawn a number of Shares (excluding Shares tendered by guaranteed delivery for which the underlying Shares have not been received) that, together with the Shares, if any, then owned by Parent or any of its Subsidiaries, would represent no more than forty-nine and nine-tenths percent (49.9%) of the outstanding Shares on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise) (the “Minimum Condition”).

        (b)   at any time on or after the date of the Original Agreement and before or at the time of the acceptance of such Shares for payment or the payment therefor, any of the following conditions shall exist:

                      (i)  there shall be pending any Action by any Governmental Entity, that seeks, to (A) make illegal or otherwise prohibit the consummation of the Offer or the Merger or (B) prohibit or materially limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, which would be material in the context of the value of the Company and its Subsidiaries taken as a whole, to Parent upon consummation of the Offer and the Merger, or to Parent and its Subsidiaries taken as a whole, or (C) impose material limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

                      (ii)  since the date of the Original Agreement, there shall be enacted, entered, promulgated any Law by any Governmental Entity that would, directly or indirectly, result in any of the consequences referred to in clauses (A) through (C) of paragraph (b)(i) above;

                      (iii)  since the date of the Original Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

                      (iv)  (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement required to be performed prior to the expiration of the Offer that has not been cured prior to the date for acceptance and payment of the Shares, (B) (1) the representations and warranties of the Company set forth in Section 4.2(a), Section 4.4, the last sentence of Section 4.6(a), the first sentence of Section 4.6(b), and the last sentence of Section 4.24 shall not be true and correct as of the date of the Original Agreement or as of the time for acceptance of and payment for the Shares in the Offer as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), provided, that the representations made in Section 4.2(a) shall be deemed to be true and correct if such representation does not contain more than a de minimis accuracy; or (2) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Original Agreement or as of the time for acceptance and payment of the Shares as if made as of the time of such determination (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), or (C) Parent and Merger Sub shall have failed to receive a certificate of an executive officer of the Company, dated as of the scheduled expiration date of the Offer, to the effect set forth in the foregoing clauses (A) and (B) and such failure to be so true and correct has not been cured prior to the date for acceptance and payment of the Shares; or

                      (v)  the Merger Agreement shall have been terminated in accordance with its terms or shall have been amended in accordance with its terms to provide for such termination.

        The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Condition and the conditions in clauses (b) or (c) of this Exhibit B) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

        Capitalized terms used in this Exhibit B and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit B is attached (the “Merger Agreement”).

Exhibit C

FORM OF ARTICLES OF INCORPORATION

RESTATED ARTICLES OF INCORPORATION

OF

CARDIOGENESIS CORPORATION

The undersigned certify that:

1.           They are the President and the Secretary, respectively, of Cardiogenesis Corporation, a California corporation.

2.           The Articles of Incorporation of this corporation are amended and restated to read as follows:

ARTICLE I

The name of this corporation is Cardiogenesis Corporation.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

This corporation is authorized to issue only one class of shares, and the total number of shares that this corporation is authorized to issue is 10,000, no par value.

ARTICLE IV

Section 1. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this corporation or its shareholders.  This corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code, provided that, in cases where this corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317, as amended.

Section 3. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of this corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

3.           The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the board of directors.

4.           The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of this corporation is [_______].  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: _________________, 2011

Company Name

Name:	Steven G. Anderson

Title:	President

Name:	Suzanne K. Gabbert

Title:	Secretary

Exhibit D

FORM OF BYLAWS

SECOND AMENDED AND RESTATED BYLAWS

OF

CARDIOGENESIS CORPORATION
a California corporation

ARTICLE 1

CERTAIN DEFINITIONS

The term “Board” shall mean the Corporation’s Board of Directors.

The phrase “electronic transmission by the corporation” shall mean a communication (a) delivered by (1) facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, for that recipient on record with the corporation, (2) posting on an electronic message board or network which the corporation has designated for those communications, together with a separate notice to the recipient of the posting, which transmission shall be validly delivered upon the later of the posting or delivery of the separate notice thereof, or (3) other means of electronic communication, (b) to a recipient who has provided an unrevoked consent to the use of those means of transmission for communications under or pursuant to this code and (c) that creates a record that is capable of retention, retrieval and review, and that may thereafter be rendered into clearly legible tangible form.

Nevertheless, an electronic transmission by a corporation to an individual shareholder or director recipient is not authorized unless, in addition to satisfying the requirements above, the corporation also satisfies the following requirements:

(A)           prior to giving consent, the recipient is provided with a clear and conspicuous statement that describes:

(i)           the recipient’s right to withdraw the consent and any conditions, consequences, or fees in the event of such withdrawal;

(ii)           whether the consent applies only to a particular communication between the corporation and the recipient or to identified categories of communications or all categories of communications by and to the corporation;

(iii)           procedures for withdrawing consent;

(iv)           procedures for updating the recipient’s contact information for electronic transmissions; and

(iv)           how, after the consent, the recipient may obtain a paper copy of a record or other communication sent by means of electronic transmission, and whether any fee will be charged for such copy and any other terms and conditions applicable to the receipt such paper copy;

(B)           the recipient—

(i)           prior to consenting, is provided with a statement of the hardware and software requirements for access to and retention of the records sent by electronic transmission; and

(ii)           consents electronically, or confirms his or her consent electronically, in a manner that reasonably demonstrates that the recipient can access information in the electronic form that will be used to provide the information that is the subject of the consent; and

(C)           if after the recipient’s consent a change occurs in the hardware or software requirements needed to access or retain the records sent by electronic transmission, the corporation shall provide the recipient with a statement of the revised hardware and software requirements for access to and retention of the records sent by electronic transmission, offer the recipient the right to withdraw consent without the imposition of any fees for such withdrawal and without the imposition of any condition or consequence that was not disclosed previously; and shall again comply with paragraph (B) above.

The phrase “electronic transmission to the corporation” shall mean a communication (a) delivered by (1) facsimile telecommunication or electronic mail when directed to the facsimile number or electronic mail address, respectively, which the corporation has provided from time to time to shareholders or members and directors for sending communications to the corporation, (2) posting on an electronic message board or network which the corporation has designated for those communications, and which transmission shall be validly delivered upon the posting, or (3) other means of electronic communication (b) as to which the corporation has placed in effect reasonable measures to verify that the sender is the shareholder or member (in person or by proxy) or director purporting to send the transmission, and (c) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

The term “proxy” shall mean a written authorization signed or an electronic transmission authorized by a shareholder or the shareholder’s attorney-in-fact giving another person or persons power to vote with respect to the shares of such shareholder.

The term “writing” shall include any form of recorded message capable of comprehension by ordinary visual means, including, but not limited to, electronic transmissions to and from the corporation.

ARTICLE 2

OFFICES

Section 2.1 Principal Executive Office.

The principal executive office of the corporation is hereby fixed and located at: 1655 Roberts Blvd., NW, Kennesaw, Georgia 30144. The Board is hereby granted full power and authority to change said principal executive office from one location to another. Any such change shall be noted by the Secretary in a schedule attached hereto, or this Section 2.1 may be amended to state the new location.

Section 2.2 Other Offices.

Other business offices may at any time be established at any place or places specified by the Board.

ARTICLE 3

MEETINGS OF SHAREHOLDERS

Section 3.1 Place of Meetings.

All meetings of shareholders shall be held at the principal executive office of the corporation or at any other place within or without the State of California specified by the Board, or, to the extent permitted by Section 3.5, by electronic communication.

Section 3.2 Annual Meeting.

The annual meeting of the shareholders, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board. At the annual meeting directors shall be elected, reports of the affairs of the corporation shall be considered, and any other business may be transacted that is within the power of the shareholders.

Section 3.3 Notice of Annual Meeting.

(a) Written notice of each annual meeting shall be given to each shareholder entitled to vote, either personally, by electronic transmission by the corporation, or by first-class mail, or, if the corporation has outstanding shares held of record by 500 or more persons (determined in accordance with Section 605 of the California Corporations Code) on the record date for the meeting, by third-class mail, or by other means of written communication, charges prepaid, addressed to such shareholder at the shareholder’s address appearing on the books of the corporation or given by such shareholder to the corporation for the purpose of notice.

(b) If any notice or report addressed to the shareholder at the address of such shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the shareholder at such address, all future notices or reports shall be deemed to have been duly given without further mailing if the same shall be available for the shareholder upon written demand of the shareholder at the principal executive office of the corporation for a period of one year from the date of the giving of the notice or report to all other shareholders. If a shareholder gives no address, notice shall be deemed to have been given to such shareholder if addressed to the shareholder at the place where the principal executive office of the corporation is situated, or if published at least once in some newspaper of general circulation in the county in which said principal executive office is located.

(c) Notice given by electronic transmission by the corporation shall be valid only if such notice complies with the procedures set forth in such definition and as long as neither of the following has occurred:  (1) the corporation is unable to deliver two consecutive notices to the shareholder by that means; or (2) the inability to so deliver the notices to the shareholder becomes known to the secretary, any assistant secretary, the transfer agent, or other person responsible for the giving of the notice. If the circumstances described in either clauses (1) or (2) above occurs with respect to a shareholder, the corporation shall again obtain the consent of such shareholder as required by the definition of “electronic transmission by the corporation” set forth above prior to utilizing electronic transmission by the corporation to provide notices of shareholders meetings to such shareholder.

(d) All such notices shall be given to each shareholder entitled thereto not less than 10 days (or, if sent by third-class mail, 30 days) nor more than 60 days before each annual meeting. Any such notice shall be deemed to have been given at the time when delivered personally, sent by electronic transmission by the corporation, or deposited in the mail or sent by other means of written communication. An affidavit of mailing or electronic transmission of any such notice in accordance with the foregoing provisions, executed by the Secretary, Assistant Secretary or any transfer agent of the corporation, shall be prima facie evidence of the giving of the notice.

Such notice shall specify:
(1) the place (unless the meeting is to be conducted solely by electronic transmission by and to the corporation pursuant to Section 3.5), the date, and the hour of such meeting;

(2) if the meeting is to be conducted in whole or in part by means of electronic communication by and to the corporation, (i) the means of electronic transmission by and to the corporation or electronic video screen communication, if any, by which shareholders may participate in that meeting and (ii) notice that absent the valid consent of all of the shareholders of the corporation for the utilization of electronic transmission by and to the corporation as required by such definitions, the meeting shall include a physical location;

(3) those matters that the Board, at the time of the mailing of the notice, intends to present for action by the shareholders (but, subject to the provisions of subsection (4) below, any proper matter may be presented at the meeting for such action);

(4) if directors are to be elected, the names of nominees intended at the time of the notice to be presented by the Board for election;

(5) the general nature of a proposal, if any, to take action with respect to approval of (i) a contract or other transaction with an interested director, (ii) amendment of the Articles of Incorporation, (iii) a reorganization of the corporation as defined in Section 181 of the California Corporations Code, (iv) voluntary dissolution of the corporation, or (v) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, if any; and

(6) such other matters, if any, as may be expressly required by statute.

Section 3.4 Special Meetings.

Special meetings of the shareholders for any purpose or purposes whatsoever may be called at any time by the Chairman of the Board (if there be such an officer appointed), by the President, by the Board, or by one or more shareholders entitled to cast not less than 10% of the votes at the meeting.

Section 3.5 Annual or Special Meeting by Electronic Communication.

A meeting of the shareholders may be conducted, in whole or in part, by electronic transmission by and to the corporation or by electronic video screen communication (a) if the corporation implements measures to provide shareholders (in person or by proxy) an opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to read or hear the proceedings of the meeting concurrently with those proceedings, and (b) if any shareholder votes or takes other action at the meeting by means of electronic transmission to the corporation or electronic video screen communication, a record of that vote or action is maintained by the corporation. If authorized by the Board in its sole discretion, and subject to the statutory requirements of shareholder consent then in effect and those guidelines and procedures as the Board may adopt, shareholders not physically present in person or by proxy at a meeting of shareholders may, by electronic transmission by and to the corporation or by electronic video screen communication, participate in a meeting of shareholders, be deemed present in person or by proxy, and vote at a meeting of shareholders whether that meeting is to be held at a designated place or in whole or in part by means of electronic transmission by and to the corporation or by electronic video screen communication, in accordance with this Section 3.5. A shareholder’s participation in a meeting of the shareholders by electronic communication by and to the corporation is predicated upon the consent of such shareholder to electronic communication by the corporation. Unless all of the shareholders have consented to the use of electronic transmission by and to the corporation for the purposes of a shareholders meeting (or to the use of such transmissions for such meetings generally) a shareholders’ meeting shall include a physical location determined in accordance with Section 3.1.

Section 3.6 Notice of Special Meetings.

Upon request in writing that a special meeting of shareholders be called for any proper purpose, directed to the Chairman of the Board (if there be such an officer appointed), President, Vice President or Secretary by any person (other than the Board) entitled to call a special meeting of shareholders, the officer forthwith shall cause notice to be given to the shareholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 nor more than 60 days after the receipt of the request. Except in special cases where other express provision is made by statute, notice of any special meeting of shareholders shall be given in the same manner as for annual meetings of shareholders. In addition to the matters required by Section 3.3(d)(1) and, if applicable, Section 3.3(d)(2) through Section 3.3(d)(6) of these Bylaws, notice of any special meeting shall specify the general nature of the business to be transacted, and no other business may be transacted at such meeting.

Section 3.7 Quorum.

The presence in person or by proxy of persons entitled to vote a majority of the voting shares at any meeting shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a majority of the shares represented and voting at the meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) shall be the act of the shareholders, unless the vote of a different number or voting by classes is required by the California Corporations Code, the Articles of Incorporation or these Bylaws. Any meeting of shareholders, whether or not a quorum is present, may be adjourned from time to time by the vote of the holders of a majority of the shares present in person or represented by proxy thereat and entitled to vote, but in the absence of a quorum no other business may be transacted at such meeting, except that the shareholders present or represented by proxy at a duly called or held meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the shares required to constitute a quorum, or if required by the California Corporations Code or the Articles of Incorporation, the vote of a greater number or voting by classes.

Section 3.8 Adjourned Meeting and Notice.

When any shareholders’ meeting, either annual or special, is adjourned for more than 45 days, or if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given as in the case of an original meeting. Except as provided above, it shall not be necessary to give any notice of the time and place of the adjourned meeting (or the means of electronic transmission by and to the corporation or electronic video screen communication, if any, by which the shareholders may participate), or of the business to be transacted thereat, other than by announcement of the time and place thereof at the meeting at which such adjournment is taken.

Section 3.9 Record Date.

(a) The Board may fix a time in the future as a record date for the determination of the shareholders entitled to notice of and to vote at any meeting of shareholders or entitled to give consent to corporate action in writing without a meeting, to receive any report, to receive any dividend or other distribution, or allotment of any rights, or to exercise rights in respect of any other lawful action. The record date so fixed shall be not more than 60 days nor less than 10 days prior to the date of such meeting, nor more than 60 days prior to any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting unless the Board fixes a new record date for the adjourned meeting, but the Board shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting. When a record date is so fixed, only shareholders of record at the close of business on that date are entitled to notice of and to vote at any such meeting, to give consent without a meeting, to receive any report, to receive the dividend, distribution, or allotment of rights, or to exercise the rights, as the case may be, notwithstanding any transfer of any shares on the books of the corporation after the record date, except as otherwise provided in the Articles of Incorporation or these Bylaws.

(b) If no record date is fixed:

(1) The record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day preceding the day on which the meeting is held.

(2) The record date for determining shareholders entitled to give consent to corporate action in writing without a meeting, when no prior action by the Board has been taken, shall be the day on which the first written consent is given.

(3) The record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto, or the 60th day prior to the date of such other action, whichever is later.

Section 3.10 Voting.

(a) Except as may be otherwise provided in the Articles of Incorporation, each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote of shareholders. Any holders of shares entitled to vote on any matter may vote part of the shares in favor of the proposal and refrain from voting the remaining shares or vote them against the proposal, other than elections to office, but, if the shareholder fails to specify the number of shares such shareholder is voting affirmatively, it will be conclusively presumed that the shareholder’s approving vote is with respect to all shares such shareholder is entitled to vote.

(b) Subject to the provisions of Sections 702 through 704 of the California Corporations Code (relating to voting of shares held by a fiduciary, receiver, pledgee, or minor, in the name of a corporation, or in joint ownership), persons in whose names shares entitled to vote stand on the stock records of the corporation at the close of business on the record date shall be entitled to vote at the meeting of shareholders. Such vote may be live by voice or by ballot; provided that all elections for directors must be by ballot upon demand made by a shareholder at any election and before the voting begins. Shares of this corporation owned by a corporation more than 25% of the voting power of which is owned directly by this corporation, or indirectly through one or more majority-owned subsidiaries of this corporation, shall not be entitled to vote on any matter.

(c) In an uncontested election, only candidates for directors receiving the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of the shareholders, in accordance with Section 603(d) of the California Corporations Code, shall be elected. For purposes of this subsection (c), an “uncontested election” means an election of directors in which, at the expiration of the time fixed by the Board that is not more than 14 days before notice is given of the meeting at which the election is to occur, the number of candidates for election does not exceed the number of directors to be elected by the shareholders at that election.

(d) The candidates for directors receiving the highest number of affirmative votes of shares entitled to be voted for them, up to the number of directors to be elected by such shares, shall be elected and votes against a director and votes withheld shall have no legal effect.

Section 3.11 Proxies.

(a) Every person entitled to vote shares (including voting by written consent) may authorize another person or other persons to act by proxy with respect to such shares. For purposes of this Section 3.11, “signed” means the placing of the shareholder’s name or other authorization on the proxy (whether by manual signature, typewriting, telegraphic, or electronic transmission or otherwise) by the shareholder or the shareholder’s attorney-in-fact. A proxy may be transmitted by an oral telephone transmission if it is submitted with information from which it may be determined that the proxy was authorized by the shareholder, or his or her attorney-in-fact. Any proxy duly executed is not revoked and continues in full force and effect until (1) a written instrument revoking it is filed with the Secretary of the corporation prior to the vote pursuant thereto, (2) a subsequent proxy executed by the person executing the prior proxy is presented to the meeting, (3) the person executing the proxy attends the meeting and votes in person, or (4) written notice of the death or incapacity of the maker of such proxy is received by the corporation before the vote pursuant thereto is counted; provided that no such proxy shall be valid after the expiration of 11 months from the date of its execution, unless otherwise provided in the proxy. Notwithstanding the foregoing sentence, a proxy that states that it is irrevocable, is irrevocable for the period specified therein to the extent permitted by Sections 705(e) and 705(f) of the California Corporations Code. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

(b) As long as no outstanding class of securities of the corporation is registered under Section 12 of the Securities Exchange Act, as amended, or is not exempted from such registration by Section 12(g)(2) of such Act, any form of proxy or written consent distributed to 10 or more shareholders of the corporation when outstanding shares of the corporation are held of record by 100 or more persons shall afford an opportunity on the proxy or form of written consent to specify a choice between approval and disapproval of each matter or group of related matters intended to be acted upon at the meeting for which the proxy is solicited or by such written consent, other than elections to office, and shall provide, subject to reasonable specified conditions, that where the person solicited specifies a choice with respect to any such matter the shares will be voted in accordance therewith. In any election of directors, any form of proxy in which the directors to be voted upon are named therein as candidates and which is marked by a shareholder “withhold” or otherwise marked in a manner indicating that the authority to vote for the election of directors is withheld shall not be voted for the election of a director.

Section 3.12 Validation of Defectively Called or Noticed Meetings.

The transactions of any meeting of shareholders, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present in person or by proxy, provides a waiver of notice or consent to the holding of the meeting or approval of the minutes thereof in writing. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of and presence at such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by these Bylaws or by the California Corporations Code to be included in the notice if such objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any regular or special meeting of shareholders need be specified in any written waiver of notice, consent to the holding of the meeting or approval of the minutes thereof, unless otherwise provided in the Articles of Incorporation or these Bylaws, or unless the meeting involves one or more matters specified in Section 3.3(d)(4) of these Bylaws.

Section 3.13 Action Without Meeting.

(a) Directors may be elected without a meeting by a consent in writing, setting forth the action so taken, signed by all of the persons who would be entitled to vote for the election of directors, provided that, without notice except as hereinafter set forth, a director may be elected at any time to fill a vacancy not filled by the directors (other than a vacancy created by removal of a director) by the written consent of persons holding a majority of the outstanding shares entitled to vote for the election of directors.

Any other action that may be taken at a meeting of the shareholders, may be taken without a meeting, and without prior notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Unless the consents of all shareholders entitled to vote have been solicited in writing:

(1) notice of any proposed shareholder approval of (i) a contract or other transaction with an interested director, (ii) indemnification of an agent of the corporation, (iii) a reorganization of the corporation as defined in Section 181 of the California Corporations Code, or (iv) a distribution in dissolution other than in accordance with the rights of outstanding preferred shares, if any, without a meeting by less than unanimous written consent, shall be given at least 10 days before the consummation of the action authorized by such approval in accordance with Section 3.3 of these Bylaws; and

(2) prompt notice shall be given of the taking of any other corporate action approved by shareholders without a meeting by less than unanimous written consent to those shareholders entitled to vote who have not consented in writing. Such notices shall be given in the manner provided in Section 3.3 of these Bylaws.

Any shareholder giving a written consent, or the shareholder’s proxyholders, or a transferee of the shares or a personal representative of the shareholder or their respective proxyholders, may revoke the consent personally or by proxy by a writing received by the corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the corporation, but may not do so thereafter. Such revocation is effective upon its receipt by the Secretary of the corporation.

Section 3.14 Inspectors of Election.

(a) In advance of any meeting of shareholders, the Board may appoint inspectors of election to act at the meeting and any adjournment thereof. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the chair of any such meeting may, and on the request of any shareholder or the holder of such shareholder’s proxy shall, appoint inspectors of election (or persons to replace those who so fail or refuse) at the meeting. The number of inspectors shall be either one or three. If inspectors are appointed at a meeting on the request of one or more shareholders or holders of proxies, the majority of shares represented in person or by proxy shall determine whether one inspector or three inspectors are to be appointed.

(b) The inspectors of election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies; receive votes, ballots or consents; hear and determine all challenges and questions in any way arising in connection with the right to vote; count and tabulate all votes or consents; determine when the polls shall close; determine the result; and do such acts as may be proper to conduct the election or vote with fairness to all shareholders.

(c) The inspectors of election shall perform their duties impartially, in good faith, to the best of their ability and as expeditiously as is practical. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE 4

BOARD

Section 4.1 Powers; Approval of Loans to Officers.

(a) Subject to the provisions of the California Corporations Code and any limitations in the Articles of Incorporation relating to action required to be approved by the shareholders or by the outstanding shares, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board. The Board may delegate the management of the day-to-day operation of the business of the corporation to a management company or other person, provided that the business and affairs of the corporation shall be managed and all corporate powers shall be exercised under the ultimate direction of the Board.

(b) The corporation may, upon approval of the Board alone, make loans of money or property to, or guarantee the obligations of, any officer (whether or not a director) of the corporation or of its parent, or adopt an employee benefit plan authorizing such loans or guaranties, provided that:

(1) the Board determines that such a loan, guaranty, or plan may reasonably be expected to benefit the corporation;

(2) the corporation has outstanding shares held of record by 100 or more persons (determined as provided in Section 605 of the California Corporations Code) on the date of approval by the Board;

(3) the approval by the Board is by a vote sufficient without counting the vote of any interested director(s); and

(4) the loan is otherwise made in compliance with Section 315 of the California Corporations Code.

Section 4.2 Number and Qualification of Directors.

The authorized number of directors shall be one (1) until changed by an amendment of the Articles of Incorporation or these Bylaws duly adopted by a vote or written consent of holders of a majority of the outstanding shares.

Section 4.3 Election and Term of Office.

The directors shall be elected at each annual meeting of shareholders, but, if any such annual meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of shareholders held for that purpose. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

Section 4.4 Vacancies.

A vacancy in the Board shall be deemed to exist in case of the death, resignation or removal of any director, if a director has been declared of unsound mind by order of court or convicted of a felony, if the authorized number of directors is increased, if the incorporator or incorporators have failed to appoint the authorized number of directors in any resolution for appointment of directors upon the initial organization of the corporation, or if the shareholders fail, at any annual or special meeting of shareholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at that meeting.

Vacancies in the Board, except for a vacancy created by the removal of a director, may be filled by a majority of the directors present at a meeting at which a quorum is present, or if the number of directors then in office is less than a quorum, (a) by the unanimous written consent of the directors then in office, (b) by the vote of a majority of the directors then in office at a meeting held pursuant to notice or waivers of notice in compliance with these Bylaws, or (c) by a sole remaining director. Each director so elected shall hold office until his or her successor is elected at an annual or a special meeting of the shareholders. A vacancy in the Board created by the removal of a director may be filled only by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or by the written consent of all of the holders of the outstanding shares.

The shareholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors. Any such election by written consent other than to fill a vacancy created by removal which requires the unanimous written consent of all shares entitled to vote for the election of directors shall require the consent of holders of a majority of the outstanding shares entitled to vote. Any such election by written consent to fill a vacancy created by removal shall require the unanimous written consent of all shares entitled to vote for the election of directors.

Any director may resign effective upon giving written notice to the Chairman of the Board (if there be such an officer appointed), the President, the Secretary or the Board of the corporation, unless the notice specifies a later time for the effectiveness of such resignation. If the resignation is effective at a future time, a successor may be elected to take office when the resignation becomes effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of the director’s term of office.

No director may be removed (unless the entire Board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director’s most recent election were then being elected.

Section 4.5 Time and Place of Meetings.

The Board shall hold a regular meeting immediately after the meeting of shareholders at which it is elected and at the place where such meeting is held, or as shall otherwise be fixed by the Board, for the purpose of organization, election of officers of the corporation and the transaction of other business. Notice of such meeting is hereby dispensed with. Other regular meetings of the Board shall be held without notice at such times and places as are fixed by the Board. Special meetings of the Board may be held at any time whenever called by the Chairman of the Board (if there be such an officer appointed), the President, any Vice President, the Secretary or any two directors.

Except as hereinabove provided in this Section 4.5, all meetings of the Board may be held at any place within or without the State of California that has been designated by resolution of the Board as the place for the holding of regular meetings, or by written consent of all directors as specified in the notice for the meeting or, if designated by the Board, by means of conference telephone, electronic video screen communication or electronic transmission by and to the corporation. In the absence of such designation, meetings of the Board shall be held at the principal executive office of the corporation.

Section 4.6 Notice of Special Meetings.

Notice of the time and place of special meetings shall be delivered personally to each director or communicated to each director by telephone, telegraph, facsimile (or other electronic transmission by the corporation), or mail, charges prepaid, addressed to the director at the director’s address as it is shown upon the records of the corporation or, if it is not so shown on such records or is not readily ascertainable, at the place at which the meetings of the directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least four days prior to the time of the holding of the meeting. In case such notice is delivered personally or by telephone, telegraph, facsimile, electronic mail message or other electronic transmission by the corporation, it shall be so delivered at least 48 hours prior to the time of the holding of the meeting. Any such transmission of notice, as above provided, shall be due, legal and personal notice to such director. As used herein, notice by telephone shall be deemed to include a voice messaging system or other system or technology designed to record and communicate messages, or wireless, to the recipient, including the recipient’s designated voice mailbox or address on such a system.

Notice of a meeting need not be given to any director who provides a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof in writing, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the corporate records or made a part of the minutes of the meetings.

Section 4.7 Action at a Meeting: Quorum and Required Vote.

(a) Presence of a majority of the authorized number of directors at a meeting of the Board constitutes a quorum for the transaction of business, except as hereinafter provided.

(b) Members of the Board may participate in a meeting through use of conference telephone, electronic video screen communication or electronic transmission by and to the corporation. Participation in a meeting through use of conference telephone or electronic video screen communication pursuant to this subsection (b) constitutes presence in person at such meeting as long as all members participating in the meeting are able to hear one another. Participation in a meeting through electronic transmission by and to the corporation, other than conference telephone or electronic video screen communication (to which the restrictions in this sentence do not apply), pursuant to this subsection (b) constitutes presence in person at such meeting, if both of the following apply: (1) each member participating in the meeting can communicate with all of the other members concurrently, and (2) each member is provided the means of participating in all matters before the Board, including, without limitation, the capacity to propose, or to interpose an objection to, a specific action to be taken by the corporation.

(c) Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the Board, unless a greater number, or the same number after disqualifying one or more directors from voting, is required by law, by the Articles of Incorporation, or by these Bylaws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for such meeting.

Section 4.8 Action Without a Meeting.

Any action required or permitted to be taken by the Board may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board. Such action by written consent shall have the same force and effect as a unanimous vote of such directors. All members of the board shall include an "interested director" or a "common director" as described in Sections 310(a) or (b) of the California Corporations Code, who abstains in writing from providing consent, where the material facts of the contract or transaction, and the interest or other directorship of the interested or common director are fully disclosed to the non-interested or non-common directors prior to their execution of the written consent or consents, such disclosures are conspicuously included in the written consent or consents executed by the non-interested or non-common directors, and non-interested or non-common directors constituting a quorum approve the action.

Section 4.9 Adjourned Meeting and Notice.

A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

Section 4.10 Fees and Compensation.

Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board.

Section 4.11 Appointment of Executive and Other Committees.

The Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. The appointment of members or alternate members of a committee requires the vote of a majority of the authorized number of directors. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have all the authority of the Board, except with respect to:
(a) The approval of any action for which the California Corporations Code also requires shareholders’ approval or approval of the outstanding shares.

(b) The filling of vacancies on the Board or in any committee.

(c) The fixing of compensation of the directors for serving on the Board or on any committee.

(d) The amendment or repeal of these Bylaws or the adoption of new Bylaws.

(e) The amendment or repeal of any resolution of the Board that by its express terms is not so amendable or repealable.

(f) A distribution to the shareholders of the corporation, except at a rate, in a periodic amount or within a price range determined by the Board.

(g) The appointment of other committees of the Board or the members thereof.

The provisions of Section 4.5 through Section 4.9 of these Bylaws also apply, mutatis mutandis, to committees of the Board and action by such committees.

ARTICLE 5

OFFICERS

Section 5.1 Officers.

The officers of the corporation shall consist of the President, the Secretary and the Treasurer, and each of them shall be appointed by the Board. The corporation may also have a Chairman of the Board, one or more Vice Presidents, a Controller, one or more Assistant Secretaries and Assistant Treasurers, and such other officers as may be appointed by the Board, or with authorization from the Board by the President. The order of the seniority of the Vice Presidents shall be in the order of their nomination, unless otherwise determined by the Board. Any two or more of such offices may be held by the same person. The Board may appoint, and may empower the President to appoint, such other officers as the business of the corporation may require, each of whom shall have such authority and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.

All officers of the corporation shall hold office from the date appointed to the date of the next succeeding regular meeting of the Board following the meeting of shareholders at which the Board is elected, and until their successors are elected; provided that all officers, as well as any other employee or agent of the corporation, may be removed at any time at the pleasure of the Board, or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board, and upon the removal, resignation, death or incapacity of any officer, the Board or the President, in cases where he or she has been vested by the Board with power to appoint, may declare such office vacant and fill such vacancy. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.

Any officer may resign at any time by giving written notice to the Board, the President, or the Secretary of the corporation, without prejudice, however, to the rights, if any, of the corporation under any contract to which such officer is a party. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

The salary and other compensation of the officers shall be fixed from time to time by resolution of or in the manner determined by the Board.

Section 5.2 The Chairman of the Board.

The Chairman of the Board (if there be such an officer appointed) shall, when present, preside at all meetings of the Board and shall perform all the duties commonly incident to that office. The Chairman of the Board shall have authority to execute in the name of the corporation bonds, contracts, deeds, leases and other written instruments to be executed by the corporation (except where by law the signature of the President is required), and shall perform such other duties as the Board may from time to time determine.

Section 5.3 The President.

Subject to such supervisory powers, if any, as may be given by the Board to the Chairman of the Board, the President shall be the chief executive officer of the corporation and shall perform all the duties commonly incident to that office. The President shall have authority to execute in the name of the corporation bonds, contracts, deeds, leases and other written instruments to be executed by the corporation. The President shall preside at all meetings of the shareholders and, in the absence of the Chairman of the Board or if there is none, at all meetings of the Board, and shall perform such other duties as the Board may from time to time determine.

Section 5.4 Vice Presidents.

The Vice Presidents (if there be such officers appointed), in the order of their seniority (unless otherwise established by the Board), may assume and perform the duties of the President in the absence or disability of the President or whenever the offices of the Chairman of the Board and President are vacant. The Vice Presidents shall have such titles, perform such other duties, and have such other powers as the Board, the President or these Bylaws may designate from time to time.

Section 5.5 The Secretary.

The Secretary shall attend all meetings of the stockholders and of the Board and any committee thereof, and shall record all acts and proceedings thereof in the minute book of the corporation, which may be maintained in either paper or electronic form. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the stockholders and of all meetings of the Board and any Committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board shall designate from time to time. The President may direct any assistant secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each assistant secretary shall perform such other duties and have such other powers as the Board or the President shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform such other duties and have such other powers as the Board or the President may designate from time to time.

Section 5.6 Treasurer.

The Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner, and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board or the President. The Treasurer, subject to the order of the Board, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board or the President shall designate from time to time. The President may direct any assistant treasurer to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each assistant treasurer shall perform such other duties and have such other powers as the Board or the President shall designate from time to time.

ARTICLE 6

EXECUTION OF CORPORATE INSTRUMENTS,
RATIFICATION, AND VOTING OF STOCKS
OWNED BY THE CORPORATION

Section 6.1 Execution of Corporate Instruments.

In its discretion, the Board may determine the method and designate the signatory officer or officers or other person or persons, to execute any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation, or in special accounts of the corporation, shall be signed by such person or persons as the Board shall authorize to do so.

The Board shall designate an officer who personally, or through his representative, shall vote shares of other corporations standing in the name of this corporation. The authority to vote shares shall include the authority to execute a proxy in the name of the corporation for purposes of voting the shares.

Section 6.2 Ratification by Shareholders.

In its discretion, the Board may submit any contract or act for approval or ratification of the shareholders at any annual meeting of shareholders, or at any special meeting of shareholders called for that purpose; and any contract or act that shall be approved or ratified by the holders of a majority of the voting power of the corporation shall be as valid and binding upon the corporation and upon the shareholders thereof as though approved or ratified by each and every shareholder of the corporation, unless a greater vote is required by law for such purpose.

Section 6.3 Voting of Stocks Owned by the Corporation.

All stock of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized to do so by resolution of the Board, or in the absence of such authorization, by the Chairman of the Board (if there be such an officer appointed), the President or any Vice President, or by any other person authorized to do so by the Chairman of the Board, the President or any Vice President.

ARTICLE 7

ANNUAL AND OTHER REPORTS

Section 7.1 Reports to Shareholders.

The Board of the corporation shall cause an annual report to be sent to the shareholders not later than 120 days after the close of the fiscal year, and at least 15 days (or, if sent by third-class mail, 35 days) prior to the annual meeting of shareholders to be held during the next fiscal year. If approved by the Board, the report and any accompanying material may be sent by electronic transmission by the corporation. This report shall contain a balance sheet as of the end of that fiscal year and an income statement and statement of changes in financial position for that fiscal year, accompanied by any report thereon of independent accountants or, if there is no such report, the certificate of an authorized officer of the corporation that the statements were prepared without audit from the books and records of the corporation. This report shall also contain such other matters as required by Section 1501(b) of the California Corporations Code, unless the corporation is subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934, as amended, and is not exempted therefrom under Section 12(g)(2) thereof. As long as the corporation has less than 100 holders of record of its shares (determined as provided in Section 605 of the California Corporations Code), the foregoing requirement of an annual report is hereby waived.

If no annual report for the last fiscal year has been sent to shareholders, the corporation shall, upon the written request of any shareholder made more than 120 days after the close of such fiscal year, deliver (including by electronic transmission by the corporation or mail to the person making the request within 30 days thereafter) the financial statements for such year as required by Section 1501(a) of the California Corporations Code. A shareholder or shareholders holding at least 5% of the outstanding shares of any class of the corporation may make a written request to the corporation for an income statement of the corporation for the three-month, six-month or nine-month period of the current fiscal year ended more than 30 days prior to the date of the request and a balance sheet of the corporation as of the end of such period and, in addition, if no annual report for the last fiscal year has been sent to shareholders, the annual report for the last fiscal year, unless such report has been waived under these Bylaws. The statements shall be delivered (including by electronic transmission by the corporation if such transmission is permitted to such shareholder pursuant to such definition) or mailed to the person making the request within 30 days thereafter. A copy of any such statements shall be kept on file in the principal executive office of the corporation for 12 months, and they shall be exhibited at all reasonable times to any shareholder demanding an examination of the statements, or a copy shall be mailed to the shareholder.

The quarterly income statements and balance sheets referred to in this section shall be accompanied by the report thereon, if any, of any independent accountants engaged by the corporation or the certificate of an authorized officer of the corporation that the financial statements were prepared without audit from the books and records of the corporation.

Section 7.2 Report of Shareholder Vote.

For a period of 60 days following the conclusion of an annual, regular, or special meeting of shareholders, the corporation shall, upon written request from a shareholder, forthwith inform the shareholder of the result of any particular vote of shareholders taken at the meeting, including the number of shares voting for, the number of shares voting against, and the number of shares abstaining or withheld from voting. If the matter voted on was the election of directors, the corporation shall report the number of shares (or votes if voted cumulatively) cast for each nominee for director. If more than one class or series of shares voted, the report shall state the appropriate numbers by class and series of shares.

Section 7.3 Reports to the Secretary of State.

(a) Except as otherwise required by the Secretary of State, every year, during the calendar month in which the original Articles of Incorporation were filed with the California Secretary of State, or during the preceding five calendar months, the corporation shall file a certified statement with the Secretary of State on the prescribed form, setting forth the names and complete business or residence addresses of all incumbent directors; the number of vacancies on the Board, if any; the names and complete business or residence addresses of the chief executive officer, the secretary, and the chief financial officer; the street address of the corporation’s principal executive office or principal business office in California; a statement of the general type of business constituting the principal business activity of the corporation; and a designation of the agent of the corporation for the purpose of service of process, all in compliance with Section 1502 of the California Corporations Code.

(b) Notwithstanding the provisions of paragraph (a) of this section, if there has been no change in the information contained in the corporation’s last annual statement on file in the Secretary of State’s office, the corporation may in lieu of filing the annual statement described in paragraph (a) of this section, advise the Secretary of State, on the appropriate form, that no changes in the required information have occurred during the applicable period, as permitted by Section 1502 of the California Corporations Code.

ARTICLE 8

SHARES OF STOCK

Section 8.1 Stock Certificates.

Every holder of shares in the corporation shall be entitled to have a certificate signed in the name of the corporation by the Chairman or Vice Chairman of the Board (if there be such officers appointed) or the President or a Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary, certifying the number of shares and the class or series of shares owned by the shareholder. Any of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Any such certificate shall also contain such legends or other statements as may be required by Sections 417 and 418 of the California Corporations Code, the Corporate Securities Law of 1968, federal or other state securities laws, and any agreement between the corporation and the issuee of the certificate.

Certificates for shares may be issued prior to full payment, under such restrictions and for such purposes as the Board or these Bylaws may provide; provided, however, that the certificate issued to represent any such partly paid shares shall state on the face thereof the total amount of the consideration to be paid therefor, the amount remaining unpaid and the terms of payment.

No new certificate for shares shall be issued in lieu of an old certificate unless the latter is surrendered and canceled at the same time; provided, however, that a new certificate will be issued without the surrender and cancellation of the old certificate if (a) the old certificate is lost, apparently destroyed or wrongfully taken; (b) the request for the issuance of the new certificate is made within a reasonable time after the owner of the old certificate has notice of its loss, destruction, or theft; (c) the request for the issuance of a new certificate is made prior to the receipt of notice by the corporation that the old certificate has been acquired by a bona fide purchaser; (d) the owner of the old certificate files a sufficient indemnity bond with or provides other adequate security to the corporation; and (e) the owner satisfies any other reasonable requirement imposed by the corporation. In the event of the issuance of a new certificate, the rights and liabilities of the corporation, and of the holders of the old and new certificates, shall be governed by the provisions of Sections 8104 and 8405 of the California Commercial Code.

Section 8.2 Uncertificated Shares.

Notwithstanding Section 8.1, the corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for the required statements on certificates under Sections 417, 418, and 1302 of the California Corporations Code, and as may be required by the commissioner in administering the Corporate Securities Law of 1968, which system (a) has been approved by the United States Securities and Exchange Commission, (b) is authorized in any statute of the United States, or (c) is in accordance with Division 8 (commencing with Section 8101) of the California Commercial Code. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the corporation.

ARTICLE 9

INSPECTION OF CORPORATE RECORDS

Section 9.1 General Records.

The accounting books and records and the minutes of proceedings of the shareholders, the Board and committees thereof of the corporation and any subsidiary of the corporation shall be open to inspection upon the written demand on the corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to such holder’s interests as a shareholder or as the holder of such voting trust certificate. Such inspection by a shareholder or holder of a voting trust certificate may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts. Minutes of proceedings of the shareholders, Board, and committees thereof and other books and records shall be kept either in written form or in another form capable of being converted into clearly legible tangible form or any combination of the foregoing.

A shareholder or shareholders holding at least 5% in the aggregate of the outstanding voting shares of the corporation or who hold at least 1% of such voting shares shall have (in person, or by agent or attorney) the right to inspect and copy the record of shareholders’ names and addresses and shareholdings during usual business hours upon five business days’ prior written demand upon the corporation or to obtain from the transfer agent for the corporation, upon written demand and upon the tender of its usual charges for such list, a list of the shareholders’ names and addresses, who are entitled to vote for the election of directors, and their shareholdings, as of the most recent record date for which it has been compiled or as of a date. The list shall be made available on or before the later of five business days after the demand is received or the date specified therein as the date as of which the list is to be compiled.

Every director shall have the absolute right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the corporation and its subsidiaries. Such inspection by a director may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.

Section 9.2 Inspection of Bylaws.

The corporation shall keep at its principal executive office in California, or if its principal executive office is not in California, then at its principal business office in California (or shall otherwise provide upon written request of any shareholder if it has no such office in California) the original or a copy of these Bylaws as amended to date, which shall be open to inspection by the shareholders at all reasonable times during office hours.

ARTICLE 10

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS

Section 10.1 Right to Indemnification.

Each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness, or otherwise), in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”) by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent (hereafter an “Agent”), shall be indemnified and held harmless by the corporation to the fullest extent authorized by statutory and decisional law, as the same exists or may hereafter be interpreted or amended (but, in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the corporation to provide broader indemnification rights than were permitted prior thereto) against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed on any Agent as a result of the actual or deemed receipt of any payments under this Article) reasonably incurred or suffered by such person in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing for any of the foregoing in, any Proceeding (hereafter “Expenses”); provided that except as to actions to enforce indemnification rights pursuant to Section 10.3, the corporation shall indemnify any Agent seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized by the Board of the corporation. The right to indemnification conferred in this Article shall be a contract right. It is the corporation’s intention that these Bylaws provide indemnification in excess of that expressly permitted by Section 317 of the California Corporations Code, as authorized by the corporation’s Articles of Incorporation.

Section 10.2 Authority to Advance Expenses.

Expenses incurred by an officer or director (acting in his capacity as such) in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding, provided that if required by the California Corporations Code, such Expenses shall be advanced only upon delivery to the corporation of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article or otherwise. Expenses incurred by other Agents of the corporation (or by the directors or officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon the receipt of a similar undertaking, if required by law, and upon such other terms and conditions as the Board deems appropriate. Any obligation to reimburse the corporation for Expense advances shall be unsecured, and no interest shall be charged thereon.

Section 10.3 Right of Claimant to Bring Suit.

If a claim under Section 10.1 or Section 10.2 of these Bylaws is not paid in full by the corporation within 30 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense (including attorneys’ fees) of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending a Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct that make it permissible under the California Corporations Code for the corporation to indemnify the claimant for the amount claimed. The burden of proving such a defense shall be on the corporation. Neither the failure of the corporation (including its Board, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the California Corporations Code, nor an actual determination by the corporation (including its Board, independent legal counsel, or its shareholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct.

Section 10.4 Provisions Nonexclusive.

The rights conferred on any person by this Article shall not be exclusive of any other rights that such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. To the extent that any provision of the Articles of Incorporation, agreement, or vote of the shareholders or disinterested directors is inconsistent with these Bylaws, the provision, agreement, or vote shall take precedence.

Section 10.5 Authority to Insure.

The corporation may purchase and maintain insurance to protect itself and any Agent against any Expense asserted against or incurred by such person, whether or not the corporation would have the power to indemnify the Agent against such Expense under applicable law or the provisions of this Article, provided that, in cases where the corporation owns all or a portion of the shares of the company issuing the insurance policy, the company and/or the policy must meet one of the two sets of conditions set forth in Section 317 of the California Corporations Code.

Section 10.6 Survival of Rights.

The rights provided by this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 10.7 Settlement of Claims.

The corporation shall not be liable to indemnify any Agent under this ARTICLE 10 (1) for any amounts paid in settlement of any action or claim effected without the corporation’s written consent, which consent shall not be unreasonably withheld; or (2) for any judicial award, if the corporation was not given a reasonable and timely opportunity to participate, at its expense, in the defense of such action.

Section 10.8 Effect of Amendment.

Any amendment, repeal, or modification of this Article shall not adversely affect any right or protection of any Agent existing at the time of such amendment, repeal, or modification without the prior written consent of such Agent.

Section 10.9 Subrogation.

In the event of payment under this Article, the corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the corporation effectively to bring suit to enforce such rights.

Section 10.10 No Duplication of Payments.

The corporation shall not be liable under this Article to make any payment in connection with any claim made against the Agent to the extent the Agent has otherwise actually received payment (under any insurance policy, agreement, vote, or otherwise) of the amounts otherwise indemnifiable hereunder.

ARTICLE 11

AMENDMENTS

Section 11.1 Power of Shareholders.

New bylaws may be adopted or these Bylaws may be amended or repealed by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written consent of shareholders entitled to vote such shares, except as otherwise provided by law or by the Articles of Incorporation or by these Bylaws.

Section 11.2 Power of Directors.

Subject to the right of shareholders as provided in Section 11.1 of these Bylaws to adopt, amend or repeal these Bylaws, these Bylaws (other than a bylaw or amendment thereof changing the authorized number of directors, or providing for the approval by the Board, acting alone, of a loan or guarantee to any officer or an employee benefit plan providing for the same) may be adopted, amended or repealed by the Board.

CERTIFICATE OF SECRETARY

The undersigned Secretary of Cardiogenesis Corporation, a California corporation, hereby certifies that the foregoing is a full, true and correct copy of the Bylaws of the corporation with all amendments to date of this Certificate.

WITNESS the signature of the undersigned this ____ day of ________________, 2011.

Name:         Suzanne K. Gabbert
Title:           Secretary